Exhibit 99.1

EXECUTION VERSION

Exhibit A to the Second Amendment

CREDIT AGREEMENT

dated as of October 26, 2011

as amended by the First Amendment thereto, dated as of December 19, 2011, and as amended by the Second Amendment thereto, dated as of December 24, 2012 among

LIN TELEVISION CORPORATION,
as the Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
as an Issuing Lender
and as Swingline Lender

DEUTSCHE BANK SECURITIES INC.

and
WELLS FARGO BANK, N.A.

as Co-Syndication Agents

and

SUNTRUST BANK,

BANK OF AMERICA, N.A.

and

U.S. BANK, N.A.,

as Co-Documentation Agents

and

J.P. MORGAN SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC.

and

U.S. BANK, N.A.,

as Co-Lead Arrangers

i

4.2	No Change	59
4.3	Corporate Existence; Compliance with Law	59
4.4	Corporate Power; Authorization; Enforceable Obligations	60
4.5	No Legal Bar	60
4.6	No Material Litigation	60
4.7	Ownership of Property; Liens	60
4.8	Intellectual Property	60
4.9	Taxes	60
4.10	Federal Regulations	61
4.11	ERISA	61
4.12	Investment Company Act	61
4.13	Subsidiaries	61
4.14	Use of Proceeds	61
4.15	Environmental Matters	62
4.16	Accuracy of Information, etc.	62
4.17	Security Documents	62

SECTION 5. CONDITIONS PRECEDENT		62

5.1	Conditions to Effectiveness	62
5.2	Conditions to Each Extension of Credit	64

SECTION 6. AFFIRMATIVE COVENANTS		65

6.1	Financial Statements	65
6.2	Certificates; Other Information	65
6.3	Payment of Obligations	67
6.4	Conduct of Business and Maintenance of Existence, etc.	67
6.5	Maintenance of Property; Insurance	67
6.6	Inspection of Property; Books and Records; Discussions	67
6.7	Notices	67
6.8	Environmental Laws	68
6.9	Additional Collateral, etc.	68
6.10	After-Acquired Stations	69
6.11	Sale or Unwinding of LLC; Release of LIN TV	69

SECTION 7. NEGATIVE COVENANTS		70

7.1	Financial Condition Covenants	70
7.2	Limitation on Indebtedness	70
7.3	Limitation on Liens	72
7.4	Limitation on Fundamental Changes	74
7.5	Limitation on Sale of Assets	75
7.6	Limitation on Dividends	75
7.7	[RESERVED]	76
7.8	Limitation on Investments, Loans and Advances	76
7.9	Limitation on Optional Payments	78
7.10	Limitation on Transactions with Affiliates	78
7.11	Limitation on Sales and Leasebacks	78
7.12	Limitations on Change in Holding Company Status	79

SECTION 8. EVENTS OF DEFAULT		79

SECTION 9. THE ADMINISTRATIVE AGENT		82

9.1	Appointment	82
9.2	Delegation of Duties	82
9.3	Exculpatory Provisions	82
9.4	Reliance by Administrative Agent	83
9.5	Notice of Default	83
9.6	Non-Reliance on the Administrative Agent and Other Lenders	83
9.7	Indemnification	84
9.8	Agent in Its Individual Capacity	84
9.9	Successor Administrative Agent	84
9.10	Co-Documentation Agents, Co-Syndication Agents and Co-Lead Arrangers	84

SECTION 10. MISCELLANEOUS		85

10.1	Amendments and Waivers	85
10.2	Notices	86
10.3	No Waiver; Cumulative Remedies	87
10.4	Survival of Representations and Warranties	87
10.5	Payment of Expenses and Taxes	87
10.6	Successors and Assigns; Participations and Assignments	88
10.7	Adjustments; Set-off	91
10.8	Counterparts	92
10.9	Severability	92
10.10	Integration	92
10.11	GOVERNING LAW	92
10.12	Submission To Jurisdiction; Waivers	92
10.13	Acknowledgments	93
10.14	WAIVERS OF JURY TRIAL	93
10.15	Confidentiality	93
10.16	FCC Compliance	94
10.17	USA Patriot Act	94

SCHEDULES:

1.1A	Loans and Commitments
1.1B	Mortgaged Properties
1.1D	Stations and License Subsidiaries
4.6	Litigation
4.13	Subsidiaries
4.15	Environmental Matters
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(f)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[RESERVED]
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Covington & Burling LLP
G-1	Form of Incremental Revolving Loan Activation Notice
G-2	Form of Incremental Term Loan Activation Notice
H	Form of Swingline Loan Participation Certificate
I-1	Form of Revolving Note
I-2	Form of Term Note
I-3	Form of Swingline Note
J	Form of Borrowing Notice
K	Form of Joinder Agreement
L	Form of Stock Pledge Agreement
M	Form of Permitted Acquisition Closing Certificate
N	Form of Parent Guarantee

CREDIT AGREEMENT, dated as of October 26, 2011, among LIN TELEVISION CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), as an Issuing Lender (as defined below) and as swingline lender (in such capacity, the “Swingline Lender”), DEUTSCHE BANK SECURITIES INC. and WELLS FARGO BANK, N.A., as co-syndication agents (in such capacities, the “Co-Syndication Agents”), SUNTRUST BANK, BANK OF AMERICA, N.A. and U.S. BANK, N.A., as co-documentation agents (in such capacities, the “Co-Documentation Agents”), and J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC., WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, SUNTRUST ROBINSON HUMPHREY, INC. and U.S. BANK, N.A., as co-lead arrangers and joint bookrunners (in such capacities, the “Co-Lead Arrangers”).

The parties hereto agree as follows:

SECTION 1.   DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one month interest period commencing on such day plus 1%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Tranche B Term Facility be less than 2.00% per annum. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Adjustment Date”:  as defined in the definition of the term “Applicable Pricing Grid”.

“Administrative Agent”:  JPMorgan Chase, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Eurodollar Loans”:  as defined in subsection 2.9(h).

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 51% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”:  (a) for all Loans, other than Incremental Term Loans and Incremental Revolving Loans, the rate per annum set forth under the relevant column heading below (such rate, the “Initial Rate”):

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	2.00%	3.00%
Tranche A Term Loans	2.00%	3.00%
Tranche B Term Loans	2.00%	3.00%

provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Applicable Pricing Grid; and (b) with respect to Incremental Term Loans or Incremental Revolving Loans, the rate per annum agreed to by the Borrower and the applicable Incremental Lenders in the applicable Incremental Term Loan Activation Notice or the Incremental Revolving Loan Activation Notice, as the case may be.

“Applicable Pricing Grid”:  the table set forth below:

Consolidated Senior Secured Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
<2.00x	2.75%	1.75%	0.375%
> 2.00x and < 3.50x	3.00%	2.00%	0.50%
>3.50x	3.25%	2.25%	0.625%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is one Business Day after the date on which financial statements are delivered to the Lenders pursuant to subsection 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in subsection 6.1, then, at the option of the Administrative Agent or the Required Lenders, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.  In addition, at the option of the Administrative Agent or the Required Lenders, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing

Grid shall apply.  Each determination of the Consolidated Senior Secured Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to subsection 7.1.

“Application”:  an application, in such form reasonably acceptable to the Borrower and the Issuing Lender, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in subsection 10.6(b).

“Asset Sale”:  any Sale (excluding any sale and leaseback of assets permitted under subsection 7.11(a) (but for the avoidance of doubt, including any transactions permitted by subsection 7.11(b)), but including a Sale in connection with an Asset Swap Transaction (other than Asset Swap Transactions described in clause (iii) below)) by LIN TV, the Borrower or any of its Subsidiaries of any of its property (including property subject to any Lien under any Security Document), other than (i) a Sale pursuant to subsection 7.5(a), 7.5(b), 7.5(d) through (h) or 7.5(k) (as it relates to a Sale referred to in subsection 7.11(a)); (ii) [RESERVED]; and (iii) a Sale in respect of which the Net Cash Proceeds received by LIN TV, the Borrower and its Subsidiaries are $5,000,000 or less.

“Asset Swap Transaction”:  a substantially concurrent sale and purchase, or exchange, of a Broadcasting Asset of the Borrower or any Subsidiary or all the Capital Stock of, or other equity interests in, a Subsidiary owning a Broadcasting Asset, for a Broadcast Station or Broadcast Enterprise of another Person or group of affiliated Persons, or at least a majority of the Capital Stock of, or other equity interests in, a Person or group of affiliated Persons owning a Broadcast Station or Broadcast Enterprise which is a broadcasting business or a business reasonably related thereto, provided that (a) the Borrower and its Subsidiaries shall receive, in exchange for such Broadcasting Asset, or Capital Stock of, or other equity interests in, such Subsidiary owning a Broadcasting Asset, a Broadcast Station or Broadcast Enterprise or Capital Stock of, or other equity interests in, a Person or group of affiliated Persons owning a Broadcast Station or Broadcast Enterprise, (b) no Default or Event of Default will have occurred and be continuing or will result therefrom (including, without limitation, pursuant to subsection 7.1), (c) (i) the Consolidated EBITDA of the Broadcasting Assets disposed of in such sale or exchange plus the Consolidated EBITDA of all Broadcasting Assets that were sold or exchanged pursuant to subsection 7.5(j) in such fiscal quarter and in the immediately preceding four-fiscal-quarter period (in each case calculated for the four fiscal quarters immediately preceding the sale or exchange) shall not exceed 25% of the Consolidated EBITDA of the Borrower for such immediately preceding four-fiscal-quarter period and (ii) the Consolidated EBITDA of such Broadcasting Assets disposed of in such sale or exchange plus the Consolidated EBITDA of all Broadcasting Assets disposed of in other sales and exchanges pursuant to subsection 7.5(j) since the Closing Date (in each case calculated for the four fiscal quarters immediately preceding the sale or exchange) shall not exceed 50% of the Consolidated EBITDA of the Borrower in the aggregate, and (d) the Borrower shall take such actions as may be required or reasonably requested to ensure that the Administrative Agent, for the ratable benefit of the Lenders, has a perfected first priority security interest, to the extent contemplated by the Guarantee and Collateral Agreement, in any acquired assets required to become collateral pursuant to subsection 6.9 or any other Loan Document, subject to Liens permitted by subsection 7.3, and provided further that in the case of any exchange involving the acquisition of a Broadcasting Asset with a value in excess of $50,000,000 (i) the Borrower provides the Administrative Agent with appropriate supporting documentation if reasonably requested by the Administrative Agent, including, without limitation, a certificate of a Senior Responsible Officer substantially in the form of Exhibit M, copies of any exchange agreement in connection with such transaction, copies of opinions of counsel, including FCC counsel, delivered in connection therewith and copies of an FCC consent on Form 732 (or any comparable form issued by the FCC) relating to the transfer of control or assignment of the Station Licenses of the acquired Broadcast Station and (ii) on a pro forma basis (including any recurring improvements related to the acquired asset or the assets of the Person acquired) for the most recently completed four-fiscal quarter period for which financial statements are available on the date of such acquisition, no Default or Event of Default pursuant to subsection 7.1 will have occurred and be continuing, provided that for purposes of calculating Consolidated EBITDA pursuant to this clause (ii), the Consolidated EBITDA of such Broadcast Stations or Broadcast Enterprises being acquired for such four-fiscal quarter period shall be equal to the Consolidated EBITDA of such Broadcast Stations or Broadcast Enterprises for the 12-month period immediately preceding such acquisition, and the Borrower shall provide the Administrative Agent with appropriate supporting documentation if reasonably requested by the Administrative Agent.  Notwithstanding the foregoing, (w) the Borrower and its Subsidiaries may receive cash and Cash Equivalents in connection with an Asset Swap Transaction as long as the aggregate amount of all cash and Cash Equivalents received by the Borrower and its Subsidiaries in connection with such Asset Swap Transaction does not exceed twenty five percent (25%) of the aggregate consideration for such Asset Swap Transaction, (x) the Borrower and its Subsidiaries may pay cash and Cash Equivalents in connection with an Asset Swap Transaction as long as the aggregate amount of all cash and Cash Equivalents paid by the Borrower or any of its Subsidiaries in connection with such Asset Swap Transaction is permitted under subsection 7.8 and (y) any cash or Cash Equivalents that are received by the Borrower or any Subsidiary in connection with any Asset Swap Transaction shall be applied pursuant to subsection 2.9(d).

“Assignee”:  as defined in subsection 10.6(b).

“Auction”: as defined in subsection 2.23(a).

“Auction Manager”: as defined in subsection 2.23(a).

“Auction Procedures”: with respect to an Auction, auction procedures agreed upon by the Borrower and the Administrative Agent.

“Available Amount”: at any time (the “Reference Time”), an amount equal to (a) the sum of (i) $50,000,000 plus (ii) the Excess Cash Flow for each fiscal year of the Borrower completed at the Reference Time, commencing with the fiscal year ending December 31, 2012, not required to be applied to a prepayment pursuant to subsection 2.9(c)  minus (b) the sum of (i) all Restricted Payments made pursuant to subsections 7.6(b), (d), (e) and (f), (ii) all Investments made pursuant to subsection 7.8(n) and (iii) all prepayments made pursuant to subsection 7.9(ii), in each case since the Closing Date and prior to the Reference Time; provided that if at the end of the fiscal quarter of the Borrower on or immediately preceding the Reference Time, the Consolidated Leverage Ratio shall not be less than 0.25: 1.00 below the Consolidated Leverage Ratio required under subsection 7.1(a) at the end of such fiscal quarter, the Available Amount at the Reference Time, for purposes of subsections 7.6(b), 7.6(e), 7.6(f) and 7.9(ii) only, shall be deemed to be zero (without prejudice to any subsequent calculation thereof).

“Available Revolving Credit Commitment”:  as to any Lender at any time, an amount equal to (a) such Lender’s Revolving Credit Commitment minus (b) such Lender’s Revolving Extensions of Credit.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator,

custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent or the Borrower, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”:  as defined in subsection 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the introductory paragraph of this Agreement.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders or Swingline Lender to make Loans or Swingline Loans hereunder.

“Broadcast Enterprise”:  any business or line of business which is a broadcasting, media (including digital media) or entertainment business or a business reasonably related thereto.

“Broadcast Station”:  all or substantially all the assets used and useful for operating a full service commercial television broadcast station pursuant to a Station License, including without limitation the rights to use such Station License.

“Broadcasting Assets”:  collectively, any Stations and any Non-Station Assets of the Borrower and its Subsidiaries.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London interbank market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period).  Acquisitions of the Capital Stock of any other Person or any line of business (including Permitted Acquisitions and Asset Swap Transactions) will be excluded from the definition of “Capital Expenditures”.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that changes to GAAP which become effective after the Closing Date and may have the effect of converting certain operating leases into capital leases shall not be applicable for purposes of this definition.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing on or within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, bankers’ acceptances and repurchase agreements, or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus (or whose obligations are guaranteed by an affiliated commercial bank which has capital and surplus) of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) money market accounts or funds with or issued by Qualified Issuers; and (e) repurchase agreements with a term of not more than one year for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above.

“Change of Control”:  the earliest to occur of (a) a majority of directors of LIN TV consisting of directors who are not, as of the date of determination, Continuing Directors, (b) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) excluding the holders of record and “beneficial owners” (as defined in Rules 13(d) 3 and 13(d) 5 under such Act) of outstanding shares of Class B and Class C common stock of LIN TV on the Closing Date (including Hicks Muse and their Affiliates and Subsidiaries and their respective general or limited partners), becoming beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting stock of LIN TV and (c) a Change of Control as defined in any document pertaining to any Subordinated Indebtedness in an aggregate outstanding principal amount in excess of $100,000,000 or any Senior Unsecured Indebtedness in an aggregate outstanding principal amount in excess of $100,000,000; provided that the conversion by Hicks Muse (or any of its Affiliates or Subsidiaries or any of their respective general or limited partners) of Class B Common Stock of LIN TV into Class A Common Stock, Class C Common Stock or any other voting common stock of LIN TV pursuant to the terms of the Class B Common Stock and any conversion of the Class C Common Stock in connection therewith shall not constitute a Change of Control.

“Closing Date”:  the date on which the conditions precedent set forth in subsection 5.1 shall have been satisfied or waived, which date is October 26, 2011.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the introductory paragraph of this Agreement.

“Collateral”:  as defined in the Guarantee and Collateral Agreement.

“Commitment”:  as to any Lender at any time, the sum of the Term Loan Commitments, the Revolving Credit Commitment and the commitments to any Incremental Revolving Loan Facility of such Lender then in effect.

“Commitment Fee Rate”:  (a) for the Revolving Credit Facility, 0.50%  per annum; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid and (b) with respect to any Incremental Revolving Loan Amount, the rate per annum agreed to, or the rate per annum determined pursuant to a pricing grid agreed to, by the Borrower and the applicable Incremental Lenders in the applicable Incremental Revolving Loan Activation Notice.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period:

(a)         Consolidated Net Income for such period; plus

(b)         without duplication, the sum of the following items (to the extent deducted in the computation of such Consolidated Net Income for such period):

(i)                                     depreciation expense;

(ii)                                  amortization expense (including amortization in respect of Film Obligations and other amortized film expense) and amortization of intangibles (including goodwill, organizational costs and impairments);

(iii)                               Consolidated Interest Expense;

(iv)                              income and franchise tax expense;

(v)                                 any extraordinary and unusual losses (net of income taxes);

(vi)                              to the extent identified and reasonably satisfactory to the Administrative Agent, any cost savings to be realized on a run-rate basis in connection with any acquired Broadcasting Assets;

(vii)                           for any pro forma period for an acquisition, any recurring improvements to Consolidated EBITDA as a result of any Broadcasting Assets acquired in such acquisition;

(viii)                        other non-cash charges (excluding barter expenses and trade expenses);

(ix)                              (A) non-recurring charges for severance payments and similar activities and (B) acquisition-related charges and expenses in accordance with SFAS No. 141(R) (or any successor standard adopted by the Financial Accounting Standards Board, the International Accounting Standards Board or any other standard setter applicable to the Borrower) not exceeding, in the aggregate for both clauses (A) and (B) above, $20,000,000; and less (c) without duplication, the sum of the following items for such period:

(i)                                     all cash payments originally scheduled to be made during such period in respect of Film Obligations;

(ii)                                  any extraordinary and unusual gains (net of income taxes), to the extent included in the computation of Consolidated Net Income for such period;

(iii)                               non-cash gains included in Consolidated Net Income for such period (excluding barter and trade revenues); and

(iv)                              cash dividends or other distributions made by the Borrower to LIN TV for its reasonable corporate overhead expenses.

Consolidated EBITDA for any period will be adjusted to (A) exclude the Consolidated EBITDA attributable to any material asset or business that was disposed of (either directly or as part of an exchange) by the Borrower or any of its Subsidiaries prior to the date of determination (as if such asset or business had not been owned by the Borrower or any of its Subsidiaries prior to the date of determination) and (B) include the Consolidated EBITDA attributable to any material asset or business that was acquired (either directly or as part of an exchange) by the Borrower or any of its Subsidiaries (including, to the extent identified and reasonably satisfactory to the Administrative Agent, pro forma cost savings in connection therewith) prior to the date of determination (as if such asset or business had been owned by the Borrower or any of its Subsidiaries prior to the date of determination).

“Consolidated Interest Expense”:  for any period, the amount of interest expense, both expensed and capitalized, of the Borrower and its Subsidiaries for such period on the aggregate principal amount of their Indebtedness determined on a consolidated basis in accordance with GAAP, after giving effect to any interest rate protection agreements with respect to such Indebtedness but excluding non-cash deferred financing costs (other than for purposes of the definition of the term “Consolidated EBITDA”).  Consolidated Interest Expense for any period will be adjusted on a pro forma basis to (A) exclude the Consolidated Interest Expense attributable to any Indebtedness repaid or assumed by a third party in connection with the Sale of any material asset or business that was disposed of (either directly or as part of an exchange) by the Borrower or any of its Subsidiaries prior to the date of determination (as if such Indebtedness had not been outstanding prior to the date of determination) and (B) include the Consolidated Interest Expense attributable to any Indebtedness incurred or assumed in connection with the acquisition of any material asset or business that was acquired (either directly or as part of an exchange) by the Borrower or any of its Subsidiaries prior to the date of determination (as if such Indebtedness had been outstanding prior to the date of determination).

“Consolidated Leverage Ratio”:  as of the last day of any period of four fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, which would be set forth opposite the caption “Net Income” (or any like caption) on a consolidated statement of operations of the Borrower and its Subsidiaries; provided that there shall be excluded (to the extent otherwise included therein), without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower and other than the LLC) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than the LLC) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) any earnings or losses attributable to the interest of the Borrower or any of its Subsidiaries in the LLC, except for any such earnings to the extent of (i) actual distributions of Distributable Cash (as defined in the LLC Agreement) in respect of such interest made to the Borrower or any of its Subsidiaries and (ii) amounts that would have constituted Distributable Cash and would have been required to be distributed to the Borrower and its Subsidiaries in respect of such interest but for the reserve requirement of Section 8.06 of the LLC Agreement.

“Consolidated Senior Secured Debt”: at any date, Consolidated Total Debt secured by a Lien on any of the assets of the Borrower or any of its Subsidiaries at such date.

“Consolidated Senior Secured Leverage Ratio”: as of the last day of any period of four fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, net of unrestricted cash and Cash Equivalents reflected on a consolidated balance sheet of the Borrower as of such date not to exceed $45,000,000.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: (i) any member of the board of directors of LIN TV who was a member of such board of directors on the Closing Date, (ii) any member of the board of directors of LIN TV who was nominated for election or elected to such board of directors with the approval of a majority of the members of such board of directors referred to in clause (i), and (iii) any member of the board of directors nominated for election or elected to such board of directors with the approval of a majority of the then members of such board of directors referred to in clause (i) and (ii).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking (including, without limitation, any undertaking made to the FCC) to which such Person is a party or by which it or any of its property is bound.

“Co-Syndication Agents”:  as defined in the introductory paragraph of this Agreement.

“Credit Party”:  the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, unless cured or waived, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender or Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification or (d) has (or is controlled by an entity that has) become the subject of a Bankruptcy Event.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”:  50%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2012, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.50: 1.00 but less than 3.50: 1.00 and (b) 0% if such Consolidated Senior Secured Leverage Ratio is less than 2.50:  1.00.

“Environmental Laws”:  any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Base Rate for the Tranche B Term Facility be less than 1.00% per annum.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under the same Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of any non-cash losses, to the extent deducted in arriving at such Consolidated Net Income, over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (iii) solely for the purpose of calculating Excess Cash Flow for purposes of the definition of “Available Amount”, the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments or the commitments to any Incremental Revolving Loan Facility and all optional prepayments of the Term Loans during such fiscal year and prepayments of Term Loans pursuant to subsection 2.23 during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of any non-cash gains, to the extent included in arriving at such Consolidated Net Income and (vii) the aggregate amount of all payments made pursuant to subsections 7.6(a) and (c) (to the extent not deducted in arriving at such Consolidated Net Income) during such fiscal year.

“Excess Cash Flow Application Date”:  as defined in subsection 2.9(c).

“Existing Credit Agreement”:  the Credit Agreement, dated as of November 4, 2005, as amended by that certain First Amendment, dated as of December 31, 2005, that certain Second Amendment, dated as of June 24, 2007, that certain Third Amendment, dated as of August 25, 2008, and as amended and restated as of July 31, 2009, among the Borrower, the lenders and other agents from time to time party thereto and the Administrative Agent.

“Existing Letter of Credit”:  as defined in subsection 3.9.

“Extended Revolving Credit Commitment”: as defined in subsection 2.24(a)(ii).

“Extending Revolving Credit Lender”: as defined in subsection 2.24(a)(ii).

“Extending Second Amendment Revolving Credit Lender”: each Revolving Credit Lender that has agreed to the terms of the Second Amendment by duly executing a Lender Addendum thereto.

 “Extending Term Lender”: as defined in subsection 2.24(a)(iii).

“Extended Term Loans”: as defined in subsection 2.24(a)(iii).

“Extension”: as defined in subsection 2.24(a).

“Extension Offer”: as defined in subsection 2.24(a).

“Facility”:  each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (c) the respective Incremental Term Loan Amounts and the Incremental Term Loans related thereto as provided in any Incremental Term Loan Activation Notice (an “Incremental Term Loan Facility”), (d) the Swingline Loan Commitment and the Swingline Loans made thereunder, (e) the aggregate Revolving Credit Commitments and the Total Revolving Extensions of Credit made thereunder (the “Revolving Credit Facility”) and (f) the respective Incremental Revolving Loan Amounts and the Incremental Revolving Loans related thereto as provided in any Incremental Revolving Loan Activation Notice (an “Incremental Revolving Loan Facility”).

“FATCA”:  Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations issued thereunder or official interpretations thereof.

“FCC”:  the Federal Communications Commission or any Governmental Authority substituted therefor.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR”.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) with respect to the Revolving Credit Facility or any Incremental Revolving Loan Facility, the last day of the Revolving Credit Commitment Period or the commitment period for such Incremental Revolving Loan Facility, as the case may be.

“Film Obligations”:  all obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the business and operation of the Borrower and its Subsidiaries.

“Final Maturity Date”:  at any date of determination, the latest maturity date applicable to any Loan hereunder at such time, including the final maturity date of any Incremental Term Loans and any Replacement Term Loans, in each case, as extended in accordance with this Agreement from time to time.

“Final Order”:  with respect to the assignment or transfer of control of the Station Licenses for any Station, an order of the FCC approving such assignment or transfer that is final (i.e., no longer subject to further judicial or administrative review), as to which no requests for judicial or administrative review are pending, and that has not been reversed, stayed, enjoined, set aside, annulled or suspended.

“First Amendment”:  the First Amendment dated as of December 19, 2011 to this Agreement.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Borrower as of the date of determination. In the event that any “Accounting Change” (as defined below) shall occur, if the Borrower notifies the Administrative Agent that the Borrower wishes to, or the Administrative Agent notifies the Borrower that the Required Lenders wish to, amend any financial covenants, standards or terms in this Agreement to eliminate the effect of such Accounting Change, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders or the Borrower or the Required Lenders, as the case may be, shall have withdrawn the request for amendment, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. The term “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants, the Securities and Exchange Commission (if applicable), successors to any of the foregoing or agencies with similar functions to any of the foregoing, or such other entity the statements of which are in general use by significant segments of the accounting profession.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

“GECC”:  General Electric Capital Corporation, a New York corporation.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of the date hereof and in the form of Exhibit A hereto, executed and delivered by the Borrower and each Subsidiary Guarantor, as the same may be further amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hicks Muse”:  HM Capital Partners LLC (formerly, Hicks, Muse, Tate & Furst Incorporated), any of its Affiliates and Subsidiaries, and any fund that it (or any of its Affiliates or Subsidiaries) sponsors or manages.

“Immaterial Subsidiary”:  on any date, any Subsidiary that has had less than 2.5% of consolidated total assets and 2.5% of annual consolidated revenues of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to subsection 6.1 prior to such date, provided that (a) at such time as any such Subsidiary becomes a party to this Agreement or any other Loan Document or executes and delivers a guarantee, security agreement, mortgage or other similar agreement supporting the Obligations, such Subsidiary shall at all times thereafter not be an Immaterial Subsidiary irrespective of the value of its assets or its revenues, (b) the aggregate assets and aggregate annual consolidated revenues of all Immaterial Subsidiaries shall at no time exceed 5% of consolidated total assets or 5% of annual consolidated revenues of the Borrower and its Subsidiaries, respectively and (c) the Borrower will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations.

“Incremental Lender”:  any Lender or, with the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld), any other bank, financial institution or other entity which becomes a signatory to an Incremental Term Loan Activation Notice or to an Incremental Revolving Loan Activation Notice, as the case may be, and each Lender which has acquired pursuant to an assignment made in accordance with subsection 10.6(b), an Incremental Term Loan or an Incremental Revolving Loan or a commitment under an Incremental Revolving Loan Facility, as the case may be.  Any other bank, financial institution or other entity which elects to become an Incremental Lender shall execute a Joinder Agreement with the Borrower and the Administrative Agent, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

“Incremental Revolving Loan Activation Notice”: a notice substantially in the form of Exhibit G-1.

“Incremental Revolving Loan Amount”: as to each Incremental Lender in respect of any Incremental Revolving Loan Facility, the obligation of such Incremental Lender on and after the applicable Incremental Revolving Loan Closing Date to make Incremental Revolving Loans hereunder in a principal amount equal to the amount set forth under the heading “Incremental Revolving Loan Amount” opposite such Incremental Lender’s name on the applicable Incremental Revolving Loan Activation Notice.

“Incremental Revolving Loan Closing Date”:  as to any Incremental Revolving Loans to be made pursuant to an Incremental Revolving Loan Activation Notice, the date (which shall be a Business Day) specified in such Incremental Revolving Loan Activation Notice as the first date on which such Incremental Revolving Loans will be made available.

“Incremental Revolving Loan Facility”:  as defined in the definition of the term “Facility”.

“Incremental Revolving Loan Maturity Date”: as to the Incremental Revolving Loans to be made pursuant to any Incremental Revolving Loan Activation Notice, the maturity date specified in such Incremental Revolving Loan Activation Notice, which date shall not be earlier than the Revolving Credit Termination Date.

“Incremental Revolving Loan Percentage”:  as to any Incremental Lender in respect of any Incremental Revolving Loan Facility, the percentage which such Lender’s Incremental Revolving Loan Amount then outstanding constitutes of the aggregate principal amount of the Incremental Revolving Loan Amounts then outstanding in respect of such Incremental Revolving Loan Facility.

“Incremental Revolving Loans”:  as defined in subsection 2.4(d).

“Incremental Term Loan Activation Notice”:  a notice substantially in the form of Exhibit G-2.

“Incremental Term Loan Amount”:  as to each Incremental Lender in respect of any Incremental Term Loan Facility, the obligation of such Incremental Lender on and after the applicable Incremental Term Loan Closing Date to make Incremental Term Loans hereunder in a principal amount equal to the amount set forth under the heading “Incremental Term Loan Amount” opposite such Incremental Lender’s name on the applicable Incremental Term Loan Activation Notice.

“Incremental Term Loan Closing Date”:  as to any Incremental Term Loans to be made pursuant to an Incremental Term Loan Activation Notice, the date (which shall be a Business Day) specified in such Incremental Term Loan Activation Notice as the date on which such Incremental Term Loans will be made available.

“Incremental Term Loan Facility”:  as defined in the definition of the term “Facility”.

“Incremental Term Loan Maturity Date”:  as to any Incremental Term Loans to be made pursuant to an Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice, which date shall not be earlier than the Tranche A Maturity Date.

“Incremental Term Loan Percentage”:  as to any Incremental Lender in respect of any Incremental Term Loan Facility, the percentage which such Lender’s Incremental Term Loan Amount then outstanding in respect of such Incremental Term Loan Facility constitutes of the aggregate principal amount of the Incremental Term Loan Amounts then outstanding in respect of such Incremental Term Loan Facility.

“Incremental Term Loans”:  as defined in subsection 2.1(b).

“Incur”:  as defined in subsection 7.2; and the term “Incurrence” shall have a correlative meaning.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business and obligations created through the use of purchase cards and credit cards), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), provided, however, that the amount of such Indebtedness of any Person described in this clause (d) shall, for the purposes of the Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under a bankers’ acceptance, letter of credit or similar facilities, (g) the obligations of such Person under any Interest Rate Protection Agreement, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and on which obligations such Person has recourse only to such property; provided, however, that the amount of such Indebtedness of any Person described in this clause (i) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith.

“Initial Rate”:  as defined in the definition of the term “Applicable Margin”.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in subsection 4.8.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of repayment thereof at final stated maturity.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility as determined in good faith by such Lenders) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or (if available to all Lenders under the relevant Facility as determined in good faith by such Lenders) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto, provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period for Loans under a particular Facility that would extend beyond the Revolving Credit Termination Date in the case of any Revolving Credit Loans or beyond the date final payment is due thereon, in the case of any Incremental Revolving Loans or Term Loans, as the case may be; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

“Investment”:  as defined in subsection 7.8.

“ISP”:  with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”:  JPMorgan Chase or any other Lender selected by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld), and any of their respective affiliates, each in its capacity as issuer of any Letter of Credit (including as issuer of any Existing Letters of Credit); provided that such Lender has agreed to be an Issuing

Lender.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.

“Joinder Agreement”:  an agreement duly executed by any bank, financial institution or other entity which elects to become an Incremental Lender, substantially in the form of Exhibit K.

“Joint Venture Loan”:  the non-amortizing senior secured note due 2023 in the amount of $815,500,000 issued by LLC and payable to GECC.

“Joint Venture Loan Guarantee”:  the guarantee executed by LIN TV in connection with the Joint Venture Loan.

“JPMorgan Chase”:  JPMorgan Chase Bank, N.A.

“L/C Commitment”:  $15,000,000.

“L/C Fee Payment Date”:  the third Business Day following the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Exposure”: at any time, the total L/C Obligations.  The L/C Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

“L/C Participants”:  with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lenders”:  as defined in the introductory paragraph of this Agreement.  “Lender” shall in any event include any Incremental Lender, and, as the context may require, the Issuing Lender and the Swingline Lender.

“Letters of Credit”:  as defined in subsection 3.1(a), provided that to the extent the Borrower shall have deposited amounts in a cash collateral account for the benefit of the Lenders, the Letters of Credit relating thereto shall be deemed not to be Letters of Credit for purposes of this Agreement.

“License Subsidiary”:  (a) with respect to each Station owned on the Second Amendment Effective Date, each Subsidiary listed opposite such Station’s name on Schedule 1.1D and (b) with respect to any Station acquired after the Second Amendment Effective Date, the Subsidiary or Subsidiaries of the Borrower that shall hold the Station Licenses under the authority of which such Station is operated, provided that, in the case of Subsidiaries referred to in clause (b) above, each such Subsidiary shall be a single purpose entity the sole purpose of which shall be to hold Station Licenses and to perform related functions with respect thereto, unless otherwise agreed by the Administrative Agent (such agreement not to be unreasonably withheld).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) but not including a lien for taxes that are not delinquent.

“LIN TV”:  LIN TV Corp., a Delaware corporation and the parent of the Borrower.

“LIN TV Common Stock”:  the Class A Common Stock of LIN TV, par value $0.01 per share.

“LLC”:  Station Venture Holdings, LLC, a Delaware limited liability company.

“LLC Agreement”:  the Station Venture Holdings, LLC Amended and Restated Limited Liability Company Agreement dated as of January 15, 1998, between Outlet Broadcasting, Inc., a Rhode Island corporation and LIN Television of Texas, LP, a Delaware limited partnership.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the First Amendment, the Second Amendment, the Security Documents, and the Notes, if any.

“Loan Parties”:  the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, Lenders which collectively are the holders of more than 50% of the aggregate unpaid principal amount of the Loans and other Revolving Extensions of Credit thereunder (or, prior to the termination of the commitments to such Facility, Lenders which are collectively the holders of more than 50% of the aggregate commitments thereto).

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement and the other Loan Documents or the rights or remedies of the Administrative Agent, the Swingline Lender, the Issuing Lender or the other Lenders hereunder and thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mortgaged Properties”:  the real properties listed in Part 2 of Schedule 1.1B under the caption “Mortgaged Properties”.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001 (a) (3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, notarial fees, accountants’ fees, investment banking fees, appraisal fees, survey costs, title insurance premiums, amounts to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of purchase price adjustments reasonably expected to be payable in connection therewith and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the Incurrence of loans, the cash proceeds received from such issuance or Incurrence, net of attorneys’ fees, notarial fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually Incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Net Consolidated Revenue”: for any period, all amounts which would, in conformity with GAAP, be set opposite the caption “Net Revenues” (or any like caption) on a consolidated statement of operations of the Borrower and its Subsidiaries for such period.

“Non-Consenting Lender”:  as defined in subsection 2.20.

“Non-Excluded Taxes”:  as defined in subsection 2.17(a).

“Non-Extended Revolving Credit Termination Date”: October 26, 2016.

“Non-Extending Revolving Credit Lender”: each Revolving Credit Lender that is not an Extending Second Amendment Revolving Credit Lender.

“Non-Station Assets”:  all of the assets used and useful for the operation of the Borrower’s and its Subsidiaries’ broadcasting, media (including digital media) and entertainment businesses, other than the Stations.

“Non-U.S. Lender”:  as defined in subsection 2.17(b).

“Note”:  as defined in subsection 10.6(e).

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Swingline Lender, the Issuing Lender or any other Lender (or, in the case of Interest Rate Protection Agreements or Specified Cash Management Agreements, any counterparty thereto who was a Lender (or any affiliate of any Lender) at the time such Interest Rate Protection Agreement or such Specified Cash Management Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Notes, any other Loan

Document, the Letters of Credit, any Interest Rate Protection Agreement, or any Specified Cash Management Agreement entered into with counterparty who was a Lender (or any affiliate of any Lender) at the time such Interest Rate Protection Agreement or such Specified Cash Management Agreement was entered into or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, to the Swingline Lender, to the Issuing Lender or to any other Lender that are required to be paid by the Borrower pursuant hereto).

“Parent Guarantee”: the guarantee, dated as of the date hereof and in the form of Exhibit N hereto, executed and delivered by LIN TV in favor of JP Morgan Chase as Administrative Agent under this Agreement, as the same may be further amended, supplemented or otherwise modified from time to time

“Participant”:  as defined in subsection 10.6(c).

“Participant Register”:  as defined in subsection 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  the acquisition by the Borrower or any of its Subsidiaries of one or more Broadcast Stations or Broadcast Enterprises, or at least a majority of the capital stock of, or other equity interests in, any other Person whose primary business is the ownership and operation of one or more Broadcast Stations or Broadcast Enterprises, in the United States; provided that (a) no Default or Event of Default will have occurred and be continuing or will result therefrom (including, without limitation, pursuant to subsection 7.1), and (b) the Borrower shall take such actions as may be required or reasonably requested to ensure that the Administrative Agent, for the ratable benefit of the Lenders, has a perfected first priority security interest, to the extent contemplated by the Guarantee and Collateral Agreement, in any assets acquired in such acquisition and required to become collateral pursuant to subsection 6.9 or any other Loan Document, subject to Liens permitted by subsection 7.3, and provided further that for any acquisition involving consideration in excess of $50,000,000, (i) the Borrower provides the Administrative Agent with appropriate supporting documentation if reasonably requested by the Administrative Agent, including, without limitation, a certificate of a Senior Responsible Officer substantially in the form of Exhibit M, copies of any acquisition documents in connection with such acquisition and copies of opinions of counsel, including FCC counsel, delivered in connection therewith and copies of an FCC consent on Form 732 (or any comparable form issued by the FCC) relating to the transfer of control or assignment of the Station Licenses of any acquired Broadcast Station to the Borrower or its Subsidiary and (ii) on a pro forma basis (including any recurring improvements related to the acquired asset or the assets of the Person acquired) for the most recently completed four-fiscal quarter period for which financial statements are available on the date of such acquisition, no Default or Event of Default pursuant to subsection 7.1 will have occurred and be continuing, provided that for purposes of calculating Consolidated EBITDA pursuant to this clause (ii), the Consolidated EBITDA of such Broadcast Stations or Broadcast Enterprises being acquired for such four-fiscal quarter period shall be equal to the Consolidated EBITDA of such Broadcast Stations or Broadcast Enterprises for the 12-month period immediately preceding such acquisition, and the Borrower shall provide the Administrative Agent with appropriate supporting documentation if reasonably requested by the Administrative Agent.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”:  as defined in the Guarantee and Collateral Agreement.

“Prime Rate”:  as defined in the definition of the term “ABR”.

“Projections”:  as defined in subsection 6.2(b).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Issuer”:  any Lender (or affiliate of a Lender) or any financial institution (a) which has, or whose obligations are guaranteed by an affiliated financial institution which has, capital and surplus in excess of $500,000,000 and (b) the outstanding short-term debt securities of which are rated, or whose parent’s outstanding short-term debt securities are rated, at least A-2 by Standard & Poor’s Ratings Services or at least P-2 by Moody’s Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Recovery Event”:  any settlement of or payment in respect of any property insurance or casualty insurance claim or any condemnation proceeding or deed in lieu thereof relating to any Property of LIN TV, the Borrower or any of its Subsidiaries, excluding any such settlement or payment which, together with any related settlement or payment, yields Net Cash Proceeds to LIN TV, the Borrower and its Subsidiaries of $5,000,000 or less.

“Reference Time”: as defined in the definition of “Available Amount”.

“Refinancing Indebtedness”: with respect to any Indebtedness incurred pursuant to subsection 7.2(g) by the Borrower or any Restricted Subsidiary hereunder that is permitted to be refinanced, refunded or extended hereunder in accordance with subsection 7.2(m) (such Indebtedness, the “Refinanced Indebtedness”), any other Indebtedness incurred solely to refinance, renew, refund or extend such Refinanced Indebtedness; provided that such refinancing, renewal, refunding and extension shall (a) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations (or secured by a Lien which is subordinated to the Liens securing the Obligations), be subordinated to the Obligations (or, if applicable, Liens securing the Obligations) to at least the same extent as the Refinanced Indebtedness (or, if applicable, Liens securing the Refinanced Indebtedness), (b) mature no earlier than, or have a weighted average life to maturity no shorter than, the Refinanced Indebtedness; (c) be in an aggregate principal amount that is less than or equal to the principal amount of the Refinanced Indebtedness, except by an amount equal to a reasonable premium or defeasance cost, or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized under the Refinancing Indebtedness; (d) constitute (i) Subordinated Indebtedness or Senior Unsecured

Indebtedness if the Refinanced Indebtedness is Senior Unsecured Indebtedness or (ii) Subordinated Indebtedness if the Refinanced Indebtedness is Subordinated Indebtedness; and (e) not be guaranteed, secured or otherwise recourse to any Person or assets other than the Person(s) to whom the Refinanced Indebtedness is recourse and the assets securing such Refinanced Indebtedness (and have the same primary obligor as the Refinanced Indebtedness), in each case as of the time of such refinancing, refunding, renewal or extension.  In addition, in connection with the incurrence of any such Refinancing Indebtedness the Borrower shall have delivered to the Administrative Agent a certificate from a Senior Responsible Officer of the Borrower certifying that such Refinancing Indebtedness (i) complies with the requirements of clauses (a) through (e) of the prior sentence and (ii) either (A) does not have terms that, when taken as a whole, are more restrictive on the Borrower and its Subsidiaries than the Refinanced Indebtedness or (B) contains market terms (as determined by the Borrower in good faith as of the time of the incurrence of such Refinancing Indebtedness).

“Refunded Swingline Loans”:  as defined in subsection 2.4(c)(ii).

“Register”:  as defined in subsection 10.6(b).

“Reimbursement Obligations”:  with respect to any Letter of Credit, the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under the Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by LIN TV, the Borrower or any of its Subsidiaries in connection therewith which are not applied to the prepayment of Term Loans pursuant to subsection 2.9(d) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that LIN TV or the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business (including pursuant to a Permitted Acquisition or an Asset Swap Transaction).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the excess, if any, of (a) the Reinvestment Deferred Amount relating thereto over (b) the sum of (i) any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of LIN TV, the Borrower or any of its Subsidiaries and (ii) $2,000,000.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which LIN TV, the Borrower or any of its Subsidiaries shall have determined not to acquire assets useful in their businesses with all or any portion of the relevant Reinvestment Deferred Amount, provided that if the Reinvestment Notice with respect to such Reinvestment Event relates to the acquisition of a new Station by the Borrower or any of its Subsidiaries (whether as a result of a Permitted Acquisition, an Asset Swap Transaction or otherwise) and the Borrower or such Subsidiary has filed within 365 days of the Reinvestment Event an application with the FCC for the approval of the transfer of control or assignment of the Station License of such acquired Station, the period specified in paragraph (a) shall be extended to a period equal to five Business Days after the time required for the FCC to issue a Final Order relating to the transfer of control of such Station License.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Revolving Facility”:  as defined in subsection 10.1.

“Replaced Term Loans”:  as defined in subsection 10.1.

“Replacement Revolving Facility”:  as defined in subsection 10.1.

“Replacement Term Loans”:  as defined in subsection 10.1.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations issued pursuant to Section 4043(b) of ERISA.

“Repricing Event”:  (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Tranche B Term Loans with the proceeds of, or any conversion of Tranche B Term Loans into, any new or replacement tranche of syndicated term loans (including new Term Loans under this Agreement) bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Tranche B Term Loans (determined on the same basis as provided in the preceding parenthetical) but excluding any such term loans incurred in connection with a Change of Control and (b) any amendment (including a Replacement Term Loan pursuant to subsection 10.1) to the Tranche B Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Tranche B Term Loans (as determined on the same basis as provided in clause (a)).

“Required Lenders”:  Lenders which collectively are the holders of more than 50% of (a) prior to the Closing Date, the aggregate Commitments held by Lenders and (b) after the Closing Date, the sum of (i) the Term Loans, (ii) the aggregate Revolving Credit Commitments (determined without duplication for commitments of the Issuing Lender and the Swingline Lender to issue Letters of Credit or make Swingline Loans) held by Lenders or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit held by Lenders and (iii) the aggregate Incremental Revolving Loan Amounts under any Incremental Revolving Loan Facilities or, if the commitments to any such Incremental Revolving Loan Facility have been terminated, the aggregate outstanding principal amount of Incremental Revolving Loans thereunder.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws or rules, regulations or orders, whether addressed to the Borrower or any of its Subsidiaries, of the FCC) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, the president, any vice president or senior or executive vice president, the treasurer or any assistant treasurer, the secretary or assistant secretary, the chief financial officer (or officer having comparable duties) and the controller of the Borrower in each case acting solely in such capacity and without personal liability.

“Restricted Payment”:  as defined in subsection 7.6.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans, and to participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1A, as the same may be reduced from time to time pursuant to the terms hereof.  The aggregate amount of the Revolving Credit Commitments as of the Second Amendment Effective Date is $75,000,000.  In no event shall the Revolving Credit Commitments include Incremental Revolving Loan Amounts not incorporated in the Revolving Credit Commitments as contemplated by the fourth to last sentence of subsection 2.4(d) (in the case of an incorporation pursuant to said fourth to last sentence such Incremental Revolving Loan Amounts shall not be treated as Incremental Revolving Loan Amounts, and shall be treated as Revolving Credit Commitments, from and after the Incremental Revolving Loan Closing Date with respect thereto).

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to (a) the Revolving Credit Termination Date or (b) in the case of a Non-Extending Revolving Credit Lender, the Non-Extended Revolving Credit Termination Date.

“Revolving Credit Facility”:  as defined in the definition of the term “Facility”.

“Revolving Credit Lender”:  each Lender which has a Revolving Credit Commitment or which has, pursuant to an assignment made in accordance with subsection 10.6(b), Revolving Credit Loans or participations in outstanding Letters of Credit or Swingline Loans.

“Revolving Credit Loans”:  as defined in subsection 2.4(a).

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

“Revolving Credit Termination Date”:  the earlier of (a) October 26, 2017, or, if such date is not a Business Day, the Business Day next preceding such date and (b) the date upon which the Revolving Credit Commitments shall be earlier terminated pursuant hereto.

“Revolving Extensions of Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Swingline Exposure at such time.  In no event shall the Revolving Extensions of Credit include Incremental Revolving Loans not incorporated in the Revolving Extensions of Credit as contemplated by the fourth to last sentence of subsection 2.4(d) (in the case of an incorporation pursuant to said fourth to last sentence, such Incremental

Revolving Loans shall not be treated as Incremental Revolving Loans and shall be treated as Revolving Extensions of Credit, from and after the Incremental Revolving Loan Closing Date with respect thereto).

“Revolving Loans”:  the collective reference to the Revolving Credit Loans and the Incremental Revolving Loans made by the Lenders to the Borrower.

“Sale”:  as defined in subsection 7.5.

“Second Amendment”:  the Second Amendment dated as of the Second Amendment Effective Date, to this Agreement.

“Second Amendment Effective Date”:  the date on which the conditions precedent set forth in Section 3 of the Second Amendment shall have been satisfied or waived, which date is December 24, 2012.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Parent Guarantee, the Stock Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Responsible Officer”: the chief executive officer, the president, any senior or executive vice-president, the treasurer, the chief financial officer and the general counsel of the Borrower in each case acting solely in such capacity and without personal liability.

“Senior Unsecured Indebtedness”:  unsecured Indebtedness of the Borrower (other than any Indebtedness permitted by subsection 7.2(b)) including the 2018 Notes and the 2021 Notes, provided that, to the extent incurred after the Closing Date, such Indebtedness (other than any additional senior unsecured notes of the Borrower issued pursuant to, and governed by, the indenture governing the 2018 Notes or the 2021 Notes) has no maturity, amortization, mandatory redemption or purchase option (other than with asset sale proceeds, subject to the provisions of this Agreement, or following a change of control) or sinking fund payment prior to one year after the Final Maturity Date (determined at the time of such incurrence).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement”.

“Station Licenses”:  (a) with respect to the Borrower or any of its Subsidiaries, all authorizations, licenses or permits issued by the FCC and granted or assigned to the Borrower or any of its Subsidiaries, or under which the Borrower or any of its Subsidiaries has the right to operate any Station, together with any extensions or renewals thereof and (b) with respect to any other Person, all authorizations, licenses or permits issued by the FCC and granted or assigned to such Person, or under which such Person has the right to operate any Broadcast Station, together with any extensions or renewals thereof.

“Stations”:  collectively, the Broadcast Stations owned from time to time by the Borrower and its Subsidiaries.  Schedule 1.1D sets forth a complete list of Stations as of the Second Amendment Effective Date.

“Stock Pledge Agreement”: the stock pledge agreement dated as of the Closing Date and in the form of Exhibit L (Form of Stock Pledge Agreement) attached hereto, executed and delivered by LIN TV.

“Subordinated Indebtedness”: Indebtedness of the Borrower (other than any Indebtedness permitted by subsection 7.2(b)) that is subordinated in right of payment to the Obligations, provided that, to the extent incurred after the Closing Date, such Indebtedness has (a) no maturity, amortization, mandatory redemption or purchase option (other than with asset sale proceeds, subject to the provisions of this Agreement, or following a change of control) or sinking fund payment prior to the date that is one year after the Final Maturity Date (determined at the time of such incurrence), (b) no financial maintenance covenants and (c) customary subordination provisions as shall be reasonably satisfactory to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, (a) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and (b) unless re-designated as a Subsidiary, the Unrestricted Subsidiaries shall not be treated as Subsidiaries (and, to the extent applicable, a Loan Party) other than for purposes of the provisions of subsection 6.1.  Notwithstanding the foregoing, none of (i) Vaughan Television Management, LLC, (ii) WNAC Management, LLC, (iii) WBDT Television, LLC, (iv) Vaughan Acquisition, LLC, (v) KTKA Television, LLC, (vi) WTGS Television, LLC, (vii) WYTV Television, LLC and (viii) KASY-TV Licensee, LLC shall be considered to be a Subsidiary of LIN TV, the Borrower or any Subsidiary for purposes of any provision of any Loan Document (other than the provisions of subsection 6.1 of this Agreement).

“Subsidiary Guarantor”:  each Domestic Subsidiary of the Borrower other than Immaterial Subsidiaries.

“Swingline Exposure”:  at any time, the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall mean its Revolving Credit Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”:  as defined in the introductory paragraph of this Agreement.

“Swingline Loan Commitment”:  the obligation of the Swingline Lender to make Swingline Loans to the Borrower hereunder. The original amount of the Swingline Loan Commitment is $10,000,000.

“Swingline Loan Participation Certificate”:  a certificate in substantially the form of Exhibit H.

“Swingline Loans”:  as defined in subsection 2.4(c)(i).

“Term Loan Commitments”:  the collective reference to the Tranche A Term Commitment, the Tranche B Term Commitment and any Incremental Term Loan Amounts in respect of Incremental Term Loan Facilities not yet drawn.

“Term Loan Facilities”:  the collective reference to the Tranche A Term Facility, the Tranche B Term Facility and any Incremental Term Loan Facilities.

“Term Loan Lenders”:  the collective reference to the Tranche A Term Lenders, the Tranche B Term Lenders and the Incremental Term Lenders and any Lender which has, pursuant to an assignment made in accordance with subsection 10.6(b), a Term Loan.

“Term Loans”:  the collective reference to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans made by the Lenders to the Borrower.

“Test Period”:  any period of four consecutive fiscal quarters of the Borrower most recently ended.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

“Tranche A Maturity Date”:  the earlier of (a) October 26, 2017 or, if such date is not a Business Day, the Business Day next preceding such date and (b) the date upon which the Loans shall become due and payable pursuant to Section 8.

“Tranche A Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Commitment” opposite such Lender’s name on Schedule 1.1A.  The aggregate amount of the Tranche A Term Commitments as of the Closing Date is $125,000,000.

“Tranche A Term Lender”:  each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

“Tranche A Term Loan”:  as defined in subsection 2.1(a).

“Tranche A Term Percentage”:  as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Tranche B Maturity Date”:  the earliest of (a) December 21, 2018 or, if such date is not a Business Day, the Business Day next preceding such date, (b) the date upon which the Loans shall become due and payable pursuant to Section 8 and (c) January 15, 2018 or, if such date is not a Business Day, the Business Day next preceding such date, if the Borrower has not (i)

refinanced (to a date beyond June 21, 2019), repurchased, redeemed, discharged or defeased (in each case, in full) the 2018 Notes on or prior to January 15, 2018.

“Tranche B Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Amount” below such Lender’s name on such Lender’s executed signature page to the Incremental Term Loan Activation Notice, dated December 21, 2011, or Lender Addendum to the Second Amendment, as the case may be.  The aggregate amount of the Tranche B Term Commitments as of the Second Amendment Effective Date is $258,050,000.

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”:  as defined in subsection 2.1(a), but shall include any Tranche B Term Loan made hereunder pursuant to the Second Amendment on the Second Amendment Effective Date.

“Tranche B Term Percentage”:  as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Second Amendment Effective Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transferee”:  as defined in subsection 10.6(f).

“2013 Notes”:  the 6½% Senior Subordinated Notes due 2013, under the Indenture, dated as of May 12, 2003 among the Borrower, the Guarantors named therein and the Bank of New York, as Trustee, and the 6 ½% Senior Subordinated Notes due 2013 - Class B, under the Indenture, dated as of September 29, 2005 among the Borrower, the Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee.

“2018 Notes”:  the 8 3/8% Senior Notes due 2018, under the Indenture, dated as of April 12, 2010 among the Borrower, the Guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as Trustee.

“2021 Notes”:  the 6 3/8% Senior Notes due 2021, under the Indenture, dated as of October 12, 2012 among the Borrower, the Guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as Trustee.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised from time to time.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower that is formed or acquired after the Closing Date and that at the time such Subsidiary is formed or acquired (or promptly thereafter) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent, provided, that (i) such designation shall be deemed an Investment under subsection 7.8(k) in an amount equal to the sum of the Borrower’s direct and indirect equity ownership percentage of the net worth of such Unrestricted Subsidiary immediately prior to or simultaneously with such designation and (ii) no Default or Event of Default would result from such designation, provided, however, that at the time of any written designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary and shall be treated as a Subsidiary to the extent no Default or Event of Default would result from such designation.  An Unrestricted Subsidiary which has been designated as a Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Except as otherwise provided in this Agreement, references to agreements and contracts shall be deemed to refer to such agreements or contracts as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof, and references to any law, treaty, rule or regulation of any Governmental Authority shall be deemed to refer to such law, treaty, rule or regulation as amended from time to time.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS

2.1          Term Commitments; Incremental Term Loans.  (a)  Subject to the terms and conditions hereof, (a) each Tranche A Term Lender severally agrees to make a term loan (a “Tranche A Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Borrower on the Second Amendment Effective Date in

accordance with the Second Amendment in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender.  On the Second Amendment Effective Date, the Replacement Tranche B Term Loans (as defined in the Second Amendment) shall constitute, on the terms provided in the Second Amendment, Tranche B Term Loans and the Continued Tranche B Term Loans (as defined in the Second Amendment) shall be ratified and confirmed as Tranche B Term Loans in all respects.

(b)           The Borrower and one or more Lenders or other Persons who may become Incremental Lenders may from time to time agree that such Persons shall become Incremental Lenders under an Incremental Term Loan Facility by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice substantially in the form of Exhibit G-2 specifying (i) the respective Incremental Term Loan Amounts of such Incremental Lenders, (ii) the applicable Incremental Term Loan Closing Date, (iii) the applicable Incremental Term Loan Maturity Date, (iv) the amortization schedule for the applicable Incremental Term Loans, which shall comply with subsection 2.3(b) and (v) the Applicable Margin for the Incremental Term Loans to be made pursuant to such Incremental Term Loan Activation Notice, and which shall be otherwise duly completed.  Each Incremental Lender that is a signatory to an Incremental Term Loan Activation Notice severally agrees, on the terms and conditions of this Agreement, to make a term loan (an “Incremental Term Loan”) to the Borrower, as specified in such Incremental Term Loan Activation Notice, on the Incremental Term Loan Closing Date specified in such Incremental Term Loan Activation Notice in a principal amount equal to the Incremental Term Loan Amount of such Incremental Lender specified in such Incremental Term Loan Activation Notice and, in the case of any such Incremental Lender that is not already a Lender, to execute and deliver a Joinder Agreement in connection with making such Incremental Term Loan. Incremental Term Loans that are repaid or prepaid may not be reborrowed. Nothing in this subsection 2.1(b) shall be construed to obligate any Lender to execute an Incremental Term Loan Activation Notice. Notwithstanding the foregoing, the aggregate amount of Incremental Term Loans outstanding under all Incremental Term Loan Facilities, together with the aggregate amount of Incremental Revolving Amounts available under all Incremental Revolving Loan Facilities (including any incorporated into the Revolving Credit Commitments pursuant to the fourth to last sentence of subsection 2.4(d)), in each case implemented after the Second Amendment Effective Date, shall at no time exceed the sum of (x) $175,000,000 and (y) any additional amount such that, if the Incremental Facilities aggregate in excess of $175,000,000, the Consolidated Senior Secured Leverage Ratio shall be equal to or less than 3.50:1.00 on a pro forma basis.  In addition, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility implemented after the Second Amendment Effective Date will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the Tranche B Term Facility, unless the interest rate margins with respect to the Tranche B Term Facility are increased by an amount equal to (A) the difference between the all-in yield with respect to such Incremental Term Facility and the corresponding all-in yield on the Tranche B Term Facility minus (B) 0.50%.

(c)           Except to the extent waived in the applicable Incremental Term Loan Activation Notice, Incremental Term Loans under an Incremental Term Facility shall (i) share ratably with the Tranche A Term Loans and the Tranche B Term Loans in any optional or mandatory prepayments (other than in connection with a replacement pursuant to the last paragraph of subsection 10.1) and (ii) be secured ratably with the Tranche A Term Loans, the Tranche B Term Loans and each other.  Any terms applicable to any Incremental Term Facility that are not substantially consistent with those applicable to the Tranche A Term Loans and the Tranche B Term Loans (other than as to pricing and amortization or termination) shall be reasonably satisfactory to the Administrative Agent.

(d)           Notwithstanding the foregoing, no Incremental Term Loan Amount shall become effective under this subsection 2.1 unless (i) on the date on which such Incremental Term Loan is made or of such effectiveness, the conditions set forth in subsection 5.2 shall be satisfied by the Borrower, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under subsections 5.1(b), 5.1(e), 5.1(g), 5.1(l) and 5.1(m), and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral and guaranteed by the Loan Parties ratably with the existing Loans and (iii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in subsection 7.1 on a pro forma basis after giving effect to such Incremental Term Loans and the application of the proceeds thereof as if made and applied on such date.

2.2          Procedure for Term Loan Borrowings.  The Borrower shall give the Administrative Agent irrevocable written (or telephonic promptly confirmed in writing) notice (which notice must be received by the Administrative Agent prior to (i) 12:00 Noon, New York City time, three Business Days prior to the Closing Date or the relevant Incremental Term Loan Closing Date, as the case may be, in the case of Eurodollar Loans, or (ii) 9:00 a.m., New York City time, on the Closing Date or the relevant Incremental Term Loan Closing Date, as the case may be, in the case of ABR Loans specifying (i) the amount and Type of Term Loans to be borrowed and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Such notice shall be given by the Borrower in the form of Exhibit J.  Not later than 12:00 Noon, New York City time, on the Closing Date or the relevant Incremental Term Loan Closing Date, as the case may be, each applicable Term Loan Lender shall make available to the Administrative Agent at its office specified in subsection 10.2 an amount in immediately available funds equal to the Term Loans to be made by such Lender on such date.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in like funds as received by the Administrative Agent.  The provisions of the paragraph shall be subject to any applicable limitations or requirements in the relevant Incremental Term Loan Activation Notice.  Notwithstanding the foregoing, the Tranche B Term Loans shall be made in accordance with the Second Amendment.

2.3          Repayment of Term Loans.  (a)  The Tranche A Term Loan of each Tranche A Lender shall mature in consecutive quarterly installments payable by the Borrower on the last day of March, June, September and December of each year, commencing on March 31, 2013, in the Tranche A Term Percentage of such Tranche A Term Lender of the principal amount set forth opposite each of such installments specified below:

Installment	Amount
March 31, 2013	$1,562,500.00
June 30, 2013	$1,562,500.00
September 30, 2013	$1,562,500.00
December 31, 2013	$1,562,500.00
March 31, 2014	$3,125,000.00
June 30, 2014	$3,125,000.00
September 30, 2014	$3,125,000.00
December 31, 2014	$3,125,000.00
March 31, 2015	$4,687,500.00
June 30, 2015	$4,687,500.00
September 30, 2015	$4,687,500.00
December 31, 2015	$4,687,500.00
March 31, 2016	$6,250,000.00

Installment	Amount
June 30, 2016	$6,250,000.00
September 30, 2016	$6,250,000.00
December 31, 2016	$6,250,000.00
March 31, 2017	$15,625,000.00
June 30, 2017	$15,625,000.00
September 30, 2017	$15,625,000.00
Tranche A Maturity Date	Aggregate principal amount of Tranche A Term Loans outstanding

(b)           The Incremental Term Loans of each Incremental Lender shall mature in such installments as are specified in the Incremental Term Loan Activation Notice pursuant to which such Incremental Term Loans were made; provided that as of the applicable Incremental Term Loan Closing Date, such Incremental Term Loans shall have an average weighted life not less than that of the then outstanding Tranche A Term Loans.

(c)           The Tranche B Term Loan of each Tranche B Lender shall mature in consecutive quarterly installments payable by the Borrower on the last day of March, June, September and December of each year, commencing on December 31, 2012, in the Tranche B Term Percentage of such Tranche B Term Lender of the principal amount set forth opposite each of such installments specified below:

Installment	Amount
December 31, 2012	$650,000.00
March 31, 2013	$650,000.00
June 30, 2013	$650,000.00
September 30, 2013	$650,000.00
December 31, 2013	$650,000.00
March 31, 2014	$650,000.00
June 30, 2014	$650,000.00
September 30, 2014	$650,000.00
December 31, 2014	$650,000.00
March 31, 2015	$650,000.00
June 30, 2015	$650,000.00
September 30, 2015	$650,000.00
December 31, 2015	$650,000.00
March 31, 2016	$650,000.00
June 30, 2016	$650,000.00
September 30, 2016	$650,000.00
December 31, 2016	$650,000.00
March 31, 2017	$650,000.00
June 30, 2017	$650,000.00
September 30, 2017	$650,000.00
December 31, 2017	$650,000.00
March 31, 2018	$650,000.00
June 30, 2018	$650,000.00
September 30, 2018	$650,000.00
Tranche B Maturity Date	Aggregate principal amount of Tranche B Term Loans outstanding

2.4          Revolving Credit Commitments; Incremental Revolving Loans.  (a)  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding that, when added to such Lender’s Swingline Exposure at such time and Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying and reborrowing the Revolving Credit Loans in whole or in part, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.5 and 2.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.  Prior to the Non-Extended Revolving Credit Termination Date, all Revolving Credit Loans and participating interests in outstanding Letters of Credit and Swingline Loans shall be held ratably by the Revolving Credit Lenders in accordance with their Revolving Credit Percentages, except as otherwise provided in subsection 2.22.  On the Non-Extended Revolving Credit Termination Date (i) the Borrower shall prepay all outstanding Revolving Credit Loans held by each Revolving Credit Lender that is not an Extending Second Amendment Revolving Credit Lender, (ii) the Revolving Credit Commitments of Non-Extending Revolving Credit Lenders shall terminate at 5:00 p.m., New York City time, and (iii) participating interests of Non-Extending Revolving Credit Lenders in outstanding Letters of Credit and Swingline Loans shall terminate (except in respect of drawings made under Letters of Credit five or more Business Days prior to the Non-Extended Revolving Credit Termination Date). On and after the Non-Extended Revolving Credit Termination Date, Revolving Credit Loans shall be made, and the participating interests in Letters of Credit and Swingline Loans shall be deemed to be held, ratably by the Revolving Credit Lenders in accordance with their Revolving Credit Percentages, except as otherwise provided in subsection 2.22.  An Issuing Lender shall have no obligation to issue a Letter of Credit with an expiration date after the Non-Extended Revolving Credit Termination Date unless it determines in its sole discretion that the aggregate amount of Available Revolving Credit Commitments will be sufficient to cover exposure with respect to such Letters of Credit.

(b)           The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date and all outstanding Swingline Loans on the earlier of the Revolving Credit Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made.

(c)           (i)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (“Swingline Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000, provided that at no time may the Total Revolving Extensions of Credit exceed the aggregate Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Borrower may use the Swingline Loan Commitment by borrowing, prepaying, in whole or in part, and reborrowing the Swingline Loans, all in accordance with the terms and conditions hereof. All Swingline Loans shall be ABR Loans. The Borrower shall give the Swingline Lender irrevocable written (or telephonic promptly confirmed in writing) notice (which notice must be received by the Swingline Lender prior to 1:00 p.m. New York City time) on the requested Borrowing Date specifying the amount of the requested Swingline Loan which shall be in an aggregate minimum amount of $100,000, or a whole multiple of $25,000 in excess thereof. Each such notice shall be given by the Borrower in the form of Exhibit J. The proceeds of the Swingline Loan will be made available by the Swingline Lender to the Borrower at the office of the Swingline Lender by 2:00 p.m. New York City time on the Borrowing Date by crediting the account of the Borrower at such office with such proceeds. The Borrower may, at any time and from time to time, prepay the Swingline Loans, in whole or in part, without premium or penalty, by notifying the Swingline Lender prior to 12:00 noon New York City time on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000, or a whole multiple of $25,000 in excess thereof.

(ii)           The Swingline Lender, at any time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), and without regard to the minimum amounts in subsection 2.5, request each Revolving Credit Lender including the Swingline Lender to make a Revolving Credit Loan in an amount equal to such Lender’s Revolving Credit Percentage of the amount of the Swingline Loans outstanding on the date such notice (a copy of which shall be provided to the Borrower) is given (the “Refunded Swingline Loans”). Unless any of the events described in paragraph (f) of Section 8 shall have occurred with respect to the Borrower (in which event the procedures of subparagraph (iii) of this subsection 2.4(c) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent specified in subsection 10.2 prior to 1:00 p.m. New York City time in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swingline Loans.  The Administrative Agent shall notify the Borrower of any repayment of the Refunded Swingline Loans hereunder.  Effective on the day such Revolving Credit Loans are made, the portion of such Loans so paid shall no longer be outstanding as Swingline Loans, shall no longer be due under any Swingline Note and shall be Revolving Credit Loans made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages.  The Borrower authorizes the Swingline Lender to charge its account with the Administrative Agent (up to the amount available in each such account) upon any Refunded Swingline Loan becoming due, after the expiration of any applicable cure period, in order to immediately pay the amount of such Refunded Swingline Loan to the extent amounts received from the Revolving Credit Lenders were not sufficient to repay in full such Refunded Swingline Loan.

(iii)          If prior to the making of a Revolving Credit Loan pursuant to subparagraph (ii) of this subsection 2.4(c) one of the events described in paragraph (f) of Section 8 shall have occurred and be continuing with respect to the Borrower, each Revolving Credit Lender will, on the date such Revolving Credit Loan was to have been made pursuant to the notice in subsection 2.4(c)(ii), purchase an undivided participating interest in the Refunded Swingline Loan in an amount equal to (i) its Revolving Credit Percentage times (ii) the Refunded Swingline Loans. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.  The Administrative Agent shall notify the Borrower of any participations in a Refunded Swingline Loan acquired hereunder.

(iv)          Whenever, at any time after any Revolving Credit Lender has purchased a participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(v)           Each Revolving Credit Lender’s obligation to make the Loans referred to in subsection 2.4(c)(ii) and to purchase participating interests pursuant to subsection 2.4(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrower; (D) any breach of this Agreement or any other Loan Document by the Borrower or any of its Subsidiaries or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d)           The Borrower and one or more Lenders or other Persons who may become Incremental Lenders may from time to time agree that such Persons shall become Incremental Lenders under an Incremental Revolving Loan Facility by executing and delivering to the Administrative Agent an Incremental Revolving Activation Notice substantially in the form of Exhibit G-2 specifying (i) the respective Incremental Revolving Loan Amounts of such Incremental Lenders, (ii) the applicable Incremental Revolving Loan Closing Date, (iii) the applicable Incremental Revolving Loan Maturity Date and (iv) the Applicable Margin and the Commitment Fee Rate for the Incremental Revolving Loans and the unused Incremental Revolving Loan Amount to be made available pursuant to such Incremental Revolving Loan Activation Notice, and which shall be otherwise duly completed.  Each Incremental Lender that is a signatory to an Incremental Revolving Loan Activation Notice severally agrees, on the terms and conditions of this Agreement, to make revolving credit loans (each, an “Incremental Revolving Loan”) to the Borrower from time to time on or after the Incremental Revolving Loan Closing Date specified in such Incremental Revolving Loan Activation Notice in an aggregate principal amount outstanding at any time up to but not exceeding the amount of the Incremental Revolving Loan Amount of such Incremental Lender specified in such Incremental Revolving Loan Activation Notice, and, in the case of any such Incremental Lender that is not already a Lender, to execute and deliver a Joinder Agreement in connection with making such Incremental Revolving Loan.  The Borrower may use the Incremental Revolving Loan Amounts by borrowing, prepaying and reborrowing the Incremental Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof.  Nothing in this subsection 2.4(d) shall be construed to obligate any Lender to execute an Incremental Revolving Loan Activation Notice.  Notwithstanding the foregoing, the aggregate amount of Incremental Revolving Loan Amounts available under all Incremental Revolving Loan Facilities, together with the aggregate amount of Incremental Term Loans outstanding under all Incremental Term Loan Facilities, shall at no time exceed the sum of (x) $175,000,000 and (y) any additional amount such that, if the Incremental Facilities aggregate in excess of $175,000,000, the Consolidated Senior Secured Leverage Ratio shall be less than or equal to 3.50:1.00 on a pro forma basis.  An Incremental Revolving Loan Facility may take the form of an increase to the Revolving Credit Facility or any other Incremental Revolving Loan Facility and, if so, shall be treated thereunder accordingly and the Administrative Agent may specify procedures as reasonably determined by it to effect an incorporation of such Incremental Revolving Loan Facility therein.  Letters of Credit and Swingline Loans shall not be made under any Incremental Revolving Loan Facility which is not incorporated in the Revolving Credit Facility.  The Incremental Revolving Loans under an Incremental Revolving Loan Facility shall be secured ratably with the Revolving Credit Loans and each other.  Any terms applicable to any Incremental Revolving Loan Facility that are not substantially consistent with those applicable to the Revolving Credit Facility (other than as to pricing or maturity) shall be reasonably satisfactory to the Administrative Agent.

(e)           On the date any increase in the aggregate Revolving Credit Commitments becomes effective pursuant to this subsection 2.4, (i) the Borrower agrees to prepay any outstanding Revolving Credit Loans with the proceeds of new Revolving Credit Loans in order to make the then outstanding Revolving Credit Loans ratable in accordance with the then effective Revolving Credit Commitments and (ii) the participating interests in the then outstanding Letters of Credit and Swingline

Loans shall be deemed to be reallocated among the Revolving Credit Lenders in order to make the participating interests in each such Letter of Credit and Swingline Loan ratable in accordance with the then effective Revolving Credit Commitments.

(f)            Notwithstanding the foregoing, no Incremental Revolving Loan Amount shall become effective under this subsection 2.4 unless (i) on the date of such effectiveness, the conditions set forth in subsection 5.2 shall be satisfied by the Borrower, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under subsections 5.1(b), 5.1(e), 5.1(g), 5.1(l) and 5.1(m), and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs) as the Administrative Agent may reasonably require to assure that the Incremental Revolving Loans are secured by the Collateral and guaranteed by the Loan Parties ratably with the existing Loans and (iii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in subsection 7.1 on a pro forma basis after giving effect to the Incremental Revolving Loans to be made thereunder on the Incremental Revolving Loan Closing Date and the application of the proceeds thereof as if made and applied on such date.

2.5          Procedure for Revolving Credit Borrowings.  The Borrower may borrow under the Revolving Credit Commitments or under any Incremental Revolving Loan Facility during the Revolving Credit Commitment Period or the commitment period applicable thereto, as the case may be, on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable written (or telephonic promptly confirmed in writing) notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:00 a.m., New York City time, on the requested Borrowing Date (which notice may be conditional upon the closing of a Permitted Acquisition to be financed by such borrowing), in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such notice shall be given by the Borrower in the form of Exhibit J. Each borrowing under the Revolving Credit Commitments or under any Incremental Revolving Loan Facility shall be in an amount equal to (A) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments or available commitments under such Incremental Revolving Loan Facility, as the case may be, are less than $1,000,000, such lesser amount) and (B) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each applicable Lender thereof. Each applicable Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 Noon, New York City time, on the Borrowing Date, requested by the Borrower in funds immediately available to the Administrative Agent on such date. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent on such date.  The provisions of the paragraph shall be subject to any applicable limitations or requirements in the relevant Incremental Revolving Loan Activation Notice.

2.6          Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender and each Incremental Lender with an Incremental Revolving Loan Amount, a commitment fee for the period from and including the Closing Date or the date of the Incremental Revolving Loan Activation Notice with respect thereto, to the last day of the

Revolving Credit Commitment Period or the commitment period with respect thereto, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Revolving Credit Lender or of the unused Incremental Revolving Loan Amount, as the case may be, during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first Fee Payment Date to occur after the Closing Date or the date of the Incremental Revolving Loan Activation Notice, as the case may be.  For purposes of calculating commitment fees under this subsection 2.6(a) only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans (other than Refunded Swingline Loans).

(b)           The Borrower agrees to pay the Administrative Agent and the Co-Lead Arrangers the fees in the amounts and on the dates agreed to in writing by the Borrower and the Administrative Agent and Co-Lead Arrangers.

2.7          Termination or Reduction of Commitments.  (a)  The Revolving Credit Commitments shall be automatically and permanently terminated at 5:00 p.m., New York City time, on the Revolving Credit Termination Date.

(b)           The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or any Incremental Revolving Loan Amounts or, from time to time, to reduce the amount thereof, provided that (i) no such termination or reduction with respect to Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Swingline Loans and the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Revolving Credit Commitments then in effect and (ii) no such termination or reduction of with respect to any Incremental Revolving Loan Amount shall result in the aggregate outstanding principal amount of the related Incremental Revolving Loans being greater than such Incremental Revolving Loan Amount as so reduced or terminated.  Any reduction pursuant to this subsection 2.7(b) shall be in an amount equal to $1,000,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments or the applicable Incremental Revolving Loan Amount then in effect, as the case may be. Upon receipt of any notice pursuant to this subsection 2.7(b), the Administrative Agent shall promptly notify each Revolving Credit Lender, each affected Incremental Lender, and the Swingline Lender, as applicable, of the contents thereof.

(c)           Each notice of termination or reduction delivered by the Borrower under this subsection 2.7 shall be irrevocable, provided that any such notice may state that such notice is conditioned upon effectiveness of other financing or of an asset sale, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied.

2.8          Optional Prepayments.  (a)  Subject to subsection 2.8(b), the Borrower may at any time and from time to time prepay its Loans, in whole or in part, without premium or penalty, upon written (or telephonic promptly confirmed in writing) notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to subsection 2.18. Each notice of prepayment delivered by the Borrower under this subsection 2.8 shall be irrevocable, provided that any such notice may state that such notice is conditioned upon effectiveness of other financing or of an asset sale, in which case such notice may be revoked by the Borrower, by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given (and not revoked), the amount specified in such notice shall be due and payable on the date specified therein.  Amounts prepaid on account of the Term Loans may not be reborrowed.  Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of ABR Loans (other than Swingline Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 thereof.  Optional prepayments on account of the Term Loans shall be allocated among the Term Loans under the Term Loan Facilities and any Incremental Term Loan Facilities ratably based on the outstanding principal amount of the Term Loans under each such Facility (unless the Incremental Term Loan Activation Notice with respect to any Incremental Term Loan Facility waives the entitlement of such Incremental Term Loan Facility to such ratable allocation) and applied to the then remaining installments under each such Facility in accordance with subsection 2.15(c).

(b)           In the event that, after the Second Amendment Effective Date and on or prior to the first anniversary of the Second Amendment Effective Date, the Borrower (i) makes any repayment, prepayment, purchase or buyback of Tranche B Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B Term Lenders (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Tranche B Term Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable Tranche B Term Loans outstanding immediately prior to such amendment.

2.9          Mandatory Prepayments.  (a)  If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted under subsection 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence (or, if such Net Cash Proceeds are received after 2:00 P.M., New York City time, on the immediately succeeding Business Day) toward the prepayment of the Term Loans as set forth in subsection 2.9(g).

(b)           [RESERVED].

(c)           If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2012 there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in subsection 2.9(g) the excess, if any, of (i) the ECF Percentage of such Excess Cash Flow over (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments or the commitments to any Incremental Revolving Loan Facility and all optional prepayments of the Term Loans during such fiscal year and prepayments of Term Loans pursuant to subsection 2.23 during such fiscal year.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in subsection 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)           If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then (i) unless a Reinvestment Notice shall be delivered in respect thereof, the Net Cash Proceeds (if any) with respect to such Asset Sale or Recovery Event shall be applied, within five Business Days after such date, toward the prepayment of the Term Loans, and (ii) if a Reinvestment Notice shall have been delivered in respect thereof, on the applicable Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant

Reinvestment Event shall be applied toward the prepayment of the Term Loans, as set forth in subsection 2.9(g).

(e)           [RESERVED].

(f)            [RESERVED].

(g)           The application of any prepayment pursuant to this subsection 2.9 shall be made first to ABR Loans and second to Eurodollar Loans.  Each prepayment of Eurodollar Loans under subsection 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.  Prepayment of the Term Loans required by this subsection 2.9 shall be allocated among the Term Loans under the Term Loan Facilities and any Incremental Term Loan Facilities ratably based on the outstanding principal amount of the Term Loans under each such Facility (unless the Incremental Term Loan Activation Notice with respect to any Incremental Term Loan Facility waives the entitlement of such Incremental Term Loan Facility to such ratable allocation) and applied to the then remaining installments under each such Facility in accordance with subsection 2.15(d).

(h)           Notwithstanding the foregoing provisions of this subsection 2.9, if at any time the mandatory prepayment of any Loans pursuant to this Agreement would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring costs under subsection 2.16, 2.17 or 2.18 as a result of Eurodollar Loans (“Affected Eurodollar Loans”) being prepaid other than on the last day of an Interest Period applicable thereto, which costs are required to be paid pursuant to subsection 2.18, then, the Borrower may, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower to make such mandatory prepayment pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loan that is a Eurodollar Loan (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loan equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence.

2.10        Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable written (or telephonic promptly confirmed in writing) notice of such election (but no later than 12:00 Noon, New York City time on the Business Day immediately prior to such election), provided that unless the Borrower elects to deposit with the Administrative Agent the amount of any breakage costs and other Eurodollar Loans related costs to be incurred by the Borrower under this Agreement with respect to any prepayment or conversion of such Eurodollar Loans prior to the end of an Interest Period, any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written (or telephonic promptly confirmed in writing) notice of such election by 12:00 Noon, New York City time (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined that such a conversion is not appropriate or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the final scheduled termination or maturity date of any Facility, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11        Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $100,000 in excess thereof, (b) no more than eight Eurodollar Tranches under a particular Facility shall be outstanding at any one time and (c) no more than 12 Eurodollar Tranches in the aggregate shall be outstanding at any one time.

2.12        Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           Upon the occurrence and during the continuance of an Event of Default under subsection 8(a), (i) all outstanding Loans and any overdue amounts hereunder shall bear interest at a rate per annum which is (A) in the case of overdue principal of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.12 plus 2% or (B) in the case of overdue Reimbursement Obligations, interest, commitment fees or other amounts, the rate applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate applicable to ABR Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after judgment as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 2.12 shall be payable from time to time on demand.

2.13        Computation of Interest and Fees.  (a)  Interest, fees and other amounts payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.12.

(c)           For the avoidance of doubt, any increases in interest rates and fees (including fees and interest payable pursuant to subsections 2.6, 2.12 and 3.3) effected by this Agreement shall not have any retroactive effect and shall only apply from (and after) the Closing Date.

2.14        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination, absent manifest error, shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted to ABR Loans on the last day of the Interest Period applicable thereto. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do when the circumstances that prompted delivery of such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15        Pro Rata Treatment and Payments.  (a)  Except in the case of prepayments to Non-Extending Revolving Credit Lenders in accordance with subsection 2.4(a), each borrowing by the Borrower from the Lenders hereunder, each payment on account of any commitment fee, letter of credit fee, interest or principal and any reduction of any of the commitments of the Lenders shall be made, with regard to the applicable Facility, pro rata according to the respective Tranche A Term Percentages, Tranche B Term Percentages, applicable Incremental Term Loan Percentages, Revolving Credit Percentages or applicable Incremental Revolving Loan Percentages, as the case may be, of the relevant Lenders.

(b)           Whenever (i) any payment received by the Administrative Agent under this Agreement or any Note or (ii) any other amounts received by the Administrative Agent for or on behalf of the Borrower (including, without limitation, proceeds of collateral or payments under any guarantee) is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the

Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement; second, to the payment of all expenses due and payable under subsection 10.5, ratably among the Administrative Agent and the Lenders in accordance with the aggregate amount of such payments owed to the Administrative Agent and each such Lender; third, to the payment of fees due and payable under subsections 2.6 and 3.3, and interest then due and payable under the Loans, ratably in accordance with the aggregate amount thereof due and owing to each such Lender; and fourth, to the payment of the principal amount of the Loans and the L/C Obligations then due and payable and, in the case of proceeds of collateral or payments under any guarantee, to the payment of any other obligations to any Lender or affiliate thereof not covered in first through fourth above ratably secured by such collateral or ratably guaranteed under any such guarantee, ratably among the Lenders in accordance with the aggregate principal amount and, in the case of proceeds of collateral or payments under any guarantee, the obligations secured or guaranteed thereby owed to each such Lender or affiliate thereof.

(c)           The amount of each optional prepayment on account of principal of the Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans, as the case may be, as directed by the Borrower.

(d)           The amount of each mandatory prepayment on account of principal of the Tranche A Term Loans, Tranche B Term Loans or any Incremental Term Loans shall be applied first, to the scheduled installments of the Tranche A Term Loans, Tranche B Term Loans or such Incremental Term Loans, as the case may be due within the next 24 months in direct order of maturity, and second, to reduce the then remaining installments thereof pro rata based upon the respective then remaining principal amounts of such installments (unless the Incremental Term Loan Activation Notice with respect to such Incremental Term Loan Facility specifies otherwise).

(e)           Notwithstanding the other provisions of this subsection 2.15, the Borrower may enter into the transactions permitted by subsections 2.23 and 2.24.

(f)            All payments (including prepayments) to be made hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 10.2, in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (except, in the case of Eurodollar Loans, as otherwise provided in clause (i) of the definition of “Interest Period”). In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(g)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of the daily average Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 2.15(g) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. The failure of any Lender to make any Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(h)           If any Lender shall fail to make any payment required to be made by it pursuant to subsection 2.4(c)(ii), 2.4(c)(iii), 2.15(g), 2.17(d), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such subsection until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such subsection, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.16        Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)            shall subject any Lender (such term, for purposes of this subsection 2.16(a)(i), to include the Issuing Lender) to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Non-Excluded Taxes covered by subsection 2.17 and (B) the establishment of a tax based on the net income of such Lender and changes in the rate of tax on the net income of such Lender, or any franchise taxes imposed on or measured by such Lender’s net income, or any branch profits taxes imposed on payments made under this Agreement to such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow the Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Loans or to continue to fund or maintain Eurodollar Loans and avoid the need for, or materially reduce the amount of, such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.16, it shall promptly notify the Borrower through the Administrative Agent, of the event by reason of which it has become so entitled. If the Borrower notifies the Administrative Agent within ten Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this subsection 2.16(a) with respect to Eurodollar Loans, the Borrower may convert all Eurodollar Loans of such Lender then outstanding into ABR Loans in accordance with subsection 2.10 and shall, additionally, reimburse such Lender for any cost in accordance with subsection 2.18.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender, to the Borrower through the Administrative Agent, of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a change in law regardless of the date enacted, adopted, issued or implemented.

(d)           A certificate as to any additional amounts payable pursuant to this subsection 2.16, showing in reasonable detail the calculation thereof and certifying that it is generally charging such costs to other similarly situated borrowers under similar credit facilities, submitted by any Lender through the Administrative Agent shall be conclusive in the absence of manifest error, provided that the determination of such amounts shall be made in good faith in a manner generally consistent with such Lender’s standard practices. The obligations of the Borrower pursuant to this subsection 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of six months thereafter.

2.17        Taxes.  (a)  Except as provided below in this subsection, all payments made by or on behalf of the Borrower or any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) income taxes (including alternative minimum taxes), franchise taxes (imposed on or measured by net income), and taxes imposed on branch profits imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) , (ii) United States withholding taxes imposed on amounts payable to a Non-U.S. Lender at the time it becomes a party to this Agreement, except, in the case of a change of lending office, to the extent that such Non-U.S. Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower (or any other applicable Loan Party) with respect to such Non-Excluded Taxes pursuant to this subsection 2.17(a) and (iii) any withholding taxes imposed on amounts payable to a Non-U.S. Lender pursuant to FATCA; provided, that if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required  (as determined in good faith by the applicable withholding agent) to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. In addition, the Borrower shall pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto (“Other Taxes”) to the relevant Governmental Authority in accordance with applicable law. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any Loan Party as promptly as possible thereafter the Borrower or any such Loan Party shall send to the Administrative Agent for its own account or for the account of such Lender or any such Loan Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower or any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority (except when such failure results from the gross negligence or willful misconduct of a Lender), fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or any Non-Excluded Taxes or Other Taxes are imposed directly on the Administrative Agent or any Lender, the Borrower or such Loan Party shall indemnify the Administrative Agent and the Lenders for such amounts (whether or not such amounts were correctly or legally imposed) and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure or direct imposition. The agreements in this subsection 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

(b)           Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement three properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower, and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) three copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or W-8IMY (together with any applicable underlying U.S. Internal Revenue Service forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, an annual certificate representing, under penalty of perjury, that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the applicable Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U. S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal tax law (including FATCA, which, solely for purposes of this clause (iii), shall include any amendments made to FATCA after the date of this Agreement)) as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law or reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under any such law, to determine that such Lender has or has not complied with its obligations under any such law, or to determine the amount to deduct or withhold from any payments subject to any such law. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms on or before the expiration or obsolescence and promptly upon the invalidity of any form previously delivered by such Lender and after the occurrence of any event requiring a change in the most recently provided form. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection 2.17(b), a Lender shall not be required to deliver any form pursuant to this subsection 2.17(b) that such Lender is not legally able to deliver.

(c)           If the Administrative Agent or any Lender (or Transferee) receives a refund in respect of Non-Excluded Taxes paid by the Borrower or any other Loan Party, it shall promptly pay such refund, together with any other amounts paid by the Borrower or such Loan Party in connection with such refunded Non-Excluded Taxes, to the Borrower or such Loan Party, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided that the Borrower or such Loan Party, as the case may be, agrees to promptly return such refund to the Administrative Agent or the applicable Lender if it receives notices from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund.

(d)           Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

2.18        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (excluding loss of profit) or expense which such Lender actually incurs as a consequence of (a) withdrawal of notice given by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) failure by the Borrower to make any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, any floor or the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this subsection 2.18, showing in reasonable detail the calculation thereof, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.

This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of one month thereafter.

2.19        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower (for itself), use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event, provided that such designation is made on terms that in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this subsection 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to subsection 2.16 or 2.17(a).

2.20        Replacement of Lenders under Certain Circumstances.  If at any time (a) the Borrower becomes obligated to pay additional amounts described in subsection 2.16 or 2.17 as a result of any condition described in such subsections or any Lender ceases to make Eurodollar Loans pursuant to subsection 2.16, (b) any Lender becomes a Defaulting Lender or (c) any Lender becomes a “Non-Consenting Lender” (as defined below in this subsection 2.20), then the Borrower may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 10.6(b) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and reasonably acceptable to the Administrative Agent (and in the case of Revolving Credit Commitments or Revolving Loans, reasonably acceptable to the Issuing Lender and the Swingline Lender) for a purchase price equal to the outstanding principal amount of such Lender’s Loans and all accrued interest and fees and other amounts payable hereunder (including amounts payable under subsection 2.18 as though such Loans were being paid instead of being purchased), provided that (i) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity, (ii) in the event of a replacement of a Non-Consenting Lender or a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this subsection 2.20, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after (A) the date the Non-Consenting Lender shall have notified the Borrower and the Administrative Agent of its failure to agree to any requested consent, waiver or amendment or (B) the Lender shall have demanded payment of additional amounts under one of the subsections described in clause (a) of this subsection 2.20, as the case may be, and (iii) in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender hereby replaced pursuant to this Agreement. In the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this subsection 2.20, the Borrower shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of subsection 10.1 or all the Lenders with respect to a certain class of the Loans and (z) Required Lenders, Majority Facility Lenders or more than 50% of the class of such Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.  The Borrower’s right to replace a Defaulting Lender pursuant to this subsection 2.20 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Lender under this Agreement, at law, in equity, or by statute.

2.21        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by subsection 2.15 through and including subsection 2.18 is given by any Lender more than 90 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such subsections, such Lender shall not be entitled to compensation under such subsections for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

2.22        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender or any Lender under an Incremental Revolving Loan Facility becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment or Incremental Revolving Loan Amount of such Defaulting Lender pursuant to subsection 2.6(a);

(b)           the Revolving Credit Commitment and Revolving Extensions of Credit, or the Incremental Revolving Loan Amount and Revolving Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to subsection 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification expressly requiring the consent of such Lender or each Lender affected thereby;

(c)           if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent that (x) the conditions set forth in subsection 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfed at such time) and (y) the sum of such non-Defaulting Lender’s Revolving Extensions of Credit plus its share of such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of such non-Defaulting Lender’s Revolving Credit Commitment;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to subsection 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)          if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to subsection 2.6(a) and subsection 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v)           if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under subsection 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)           in the case of a Revolving Credit Lender that is a Defaulting Lender, so long as it is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with subsection 2.22(c) and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender that is a Revolving Credit Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage.

2.23        Reverse Dutch Auction Prepayments.  (a)  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time after the Second Amendment Effective Date conduct reverse Dutch auctions in order to prepay Term Loans, as determined by the Borrower in its sole discretion, below par value on a non-pro rata basis (each, an “Auction”, and each such Auction to be managed exclusively by the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this subsection 2.23 and the Auction Procedures;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of notice of an Auction from the Borrower to the Administrative Agent and at the time of prepayment of any Term Loans in connection with any Auction and after giving effect to any Indebtedness incurred in connection therewith;

(iii)          the principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to repay in any such Auction shall be no less than $10,000,000 and whole increments of $1,000,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iv)          after giving effect to any prepayment of Term Loans pursuant to this subsection and any Indebtedness incurred in connection therewith (A) the aggregate unencumbered cash and cash equivalents of the Borrower and its Subsidiaries shall not be less than $30,000,000 and (B) the aggregate amount of outstanding Revolving Loans, Swingline Loans and L/C Obligations on such date shall not be greater than $10,000,000;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant prepayment, and such prepayments shall be applied to the remaining installments of such Term Loans as specified in subsection 2.15(c);

(vi)          no more than one Auction may be ongoing at any one time;

(vii)         the aggregate principal amount (calculated on the face amount thereof) of all Term Loans prepaid pursuant to this subsection 2.23 shall not exceed $75,000,000;

(viii)        the Borrower represents and warrants that, at the time of each such Auction and at the time of any prepayment of Term Loans pursuant to such Auction, neither the Borrower, any of its Subsidiaries nor LIN TV shall have any material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, its Subsidiaries and LIN TV or their securities that has not been previously disclosed to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive MNPI) prior to such time that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction;

(ix)          at the time of each prepayment of Term Loans through the Auction the Borrower shall have delivered to the Administrative Agent and the Auction Manager an officer’s certificate executed by a Senior Responsible Officer of the Borrower certifying as to compliance with the preceding clauses (ii), (iv) and (viii);

(x)           any Auction shall be offered on the same terms to all Term Loan Lenders with outstanding Loans of the applicable Facility of Term Loans that are to be prepaid on a pro rata basis; and

(xi)          the Borrower shall only use Excess Cash Flow that it is permitted to retain pursuant to subsection 2.9(c) (it being acknowledged and agreed that, for the avoidance of doubt, no prepayment of any Term Loans pursuant to this subsection 2.23 shall be made from the proceeds of any Revolving Loan, any creation, assumption or incurrence of Indebtedness, any Asset Sale or any insurance or condemnation proceeding).

(b)           The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the prepayment of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this subsection 2.23, (i) the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest and fees (except to the extent otherwise set forth in the relevant offering documents), if any, on the prepaid Term Loans up to the settlement date of such prepayment (including amounts described in subsection 2.18) and (ii) such prepayments shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, including, without limitation, subsection 2.8 or 2.9.

(c)           The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this subsection 2.23 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation subsections 2.8, 2.9 and 2.15), it being understood and acknowledged that prepayments of the Term Loans by the Borrower contemplated by this subsection 2.23 shall not constitute Investments by the Borrower) that may otherwise prohibit any Auction or any other transaction contemplated by this subsection 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of subsection 10.5 and Article 9 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.24        Extensions of Term Loans and Revolving Credit Commitments.  (a)  Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time after the Second Amendment Effective Date by the Borrower to all Lenders of any tranche of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective tranche of Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of such tranche and/or Revolving Credit Commitments of such tranche and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders or immediately prior to the effectiveness of such Extension;

(ii)           except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that;

(A)          the borrowing and repayment (except for (1) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments in accordance with clause (C) below) of Revolving Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments;

(B)          all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their applicable Revolving Credit Percentages;

(C)          the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche; and

(D)          assignments and participations of Extended Revolving Credit Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans;

(iii)          except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer;

(iv)          the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date hereunder;

(v)           the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the applicable tranche of Term Loans extended thereby;

(vi)          any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with any Term Loans which have an earlier final maturity date in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii)         if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders who have issued such Term Loans and/or Revolving Credit Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)        all documentation in respect of such Extension shall be consistent with the foregoing; and

(ix)          at no time shall there be more than two (2) different tranches of Revolving Credit Commitments hereunder or six (6) different tranches of Term Loans hereunder.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this subsection (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of subsections 2.8 and 2.9 and (ii) unless otherwise agreed to by the Administrative Agent, each Extension Offer shall be in a minimum principal amount (to be specified in the relevant Extension Offer) for the applicable tranche to be extended of (A) $25,000,000 with respect to Term Loans and (B) $10,000,000 with respect to Revolving Credit Commitments (in each case, or, if less, the remaining amount of such tranche). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.24.

(c)           No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld, delayed or conditioned and (iii) the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned). All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations with respect to the tranche from which they were extended. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection 2.24. In addition, if so provided in such amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Credit Termination Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions, to the extent reasonably determined by the Administrative Agent, the Borrower or the applicable Subsidiary Guarantor shall (at their expense) (i) amend (and the Administrative Agent is hereby directed to amend) any mortgage, if any, that has a maturity date prior to the then latest maturity date hereunder so that such maturity date is extended to the then latest maturity date hereunder (or such later date as may be reasonably advised by outside counsel to the Administrative Agent) and (ii) provide such other certificates, documents and information relating to any mortgage, if any, as are reasonably requested by the Administrative Agent.

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative

Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection 2.24.

SECTION 3.   LETTERS OF CREDIT

3.1          L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender, provided that the Issuing Lender shall not have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           Each Letter of Credit shall be subject to the rules of the Uniform Customs or the ISP, as the case may be, and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)           The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.  To the extent that the Issuing Lender is not also the Administrative Agent it shall promptly provide notice to the Administrative Agent of any request for a Letter of Credit, the issuance thereof, any payments thereunder and reimbursements of such payments and any termination, expiration and amendment thereof.

3.2          Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  To the extent that the Issuing Lender is not also the Administrative Agent, it shall promptly furnish to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof). The Administrative Agent will furnish to the Revolving Credit Lenders (a) prompt notice of the issuance of each Letter of Credit and (b) a monthly report setting forth for the relevant month the total aggregate daily amount available to be drawn under Letters of Credit that were outstanding during such month.

3.3          Commissions, Fees and Other Charges.  (a)  The Borrower will pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commission on the average daily drawable amount of each outstanding Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.20% per annum on the aggregate drawable amount of all outstanding Letters of Credit issued by it, such fee to be payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b)           In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4          L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit issued by the Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft or any part thereof, which is not so reimbursed.

(b)           If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the greater of the daily average Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Administrative Agent for the account of the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto), or any payment of interest on account thereof, the Administrative Agent for the account of the Issuing Lender will distribute to such L/C Participant its pro rata share thereof, provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed to it.

3.5          Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuing Lender through the Administrative Agent on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.  The Borrower (x) shall make such payment on the Business Day on which the Borrower receives such notice if the Borrower shall have received such notice prior to 10:30 A.M., New York City time, on the day of receipt, or (y) may make such payment on the Business Day immediately following the Business Day on which the Borrower receives such notice, if such notice is not received prior to 10:30 A.M., New York City time, on the day of receipt.  Interest shall be payable on any Reimbursement Obligation outstanding overnight at the rate applicable to the Revolving Credit Loans that are ABR Loans.  Each such payment shall be made to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds.  The Administrative Agent shall promptly pay such reimbursed amounts over to the Issuing Lender on the day of receipt thereof.  Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in subsection 2.12(c).

3.6          Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender (except to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender), any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that, subject to the last sentence of this subsection 3.6, the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions or delays in transmission found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7          Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly (and in any event within one Business Day) notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8          Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9          Existing Letters of Credit.  On and as of the Closing Date, all letters of credit issued under the Existing Credit Agreement which are outstanding on the Closing Date (the “Existing Letters of Credit”) will automatically, and without any action on the part of any Person, constitute Letters of Credit under this Agreement and for purposes hereof and will be deemed to have been issued for the account of the Borrower on the Closing Date (it being understood that no additional fees shall be incurred by the Borrower as a result of such deemed issuance on the Closing Date).

SECTION 4.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1          Financial Condition.  The audited consolidated financial statements of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ending December 31, 2011, reported on by PricewaterhouseCoopers LLP present fairly in all material respects the consolidated financial condition of the Borrower and the results of operations and cash flows as of such date and for such fiscal year. The unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries, in each case as of and for the nine-month period ending September 30, 2012, certified by a Responsible Officer, present fairly in all material respects the consolidated financial condition of the Borrower and the results of operations and cash flows as of such date and for such period (subject to normal year-end adjustments and any other adjustments described therein and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the relevant firm of accountants and disclosed therein and subject to normal year-end adjustments and the absence of footnotes).  The most recent audited balance sheet referred to above reflects, as required by GAAP, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, and any long-term leases and unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case as of the date of such balance sheet.

4.2          No Change.  Since the date of the most recent audited financial statements described in subsection 4.1, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

4.3          Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged as it is currently conducted, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4          Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the requisite power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow and obtain other extensions of credit hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and other extensions of credit hereunder on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, and (ii) filings in respect of Liens created pursuant to the Security Documents.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5          No Legal Bar.  The execution, delivery and performance of this Agreement and the Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to the Loan Parties or any material Contractual Obligation of any of the Loan Parties and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).

4.6          No Material Litigation.  Except as has been set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or against any of their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

4.7          Ownership of Property; Liens.  Each of the Loan Parties has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 7.3.

4.8          Intellectual Property.  Each of the Borrower and each of the Loan Parties owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes (“Intellectual Property”) necessary for the conduct of its business as currently conducted, except for those the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and to the knowledge of the Borrower (a) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity of any Intellectual Property (nor does the Borrower know of any valid basis for any such claim) and (b) the use of Intellectual Property by the Borrower and the Loan Parties does not infringe on the rights of, and no Intellectual Property of the Borrower or any of the Loan Parties is being infringed upon by, any Person.

4.9          Taxes.  Each of the Loan Parties has filed or caused to be filed all Federal and all other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property by any

Governmental Authority other than (a) any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party, and (b) taxes imposed by any Governmental Authority with respect to which a failure to make payment could not, by reason of the amount thereof or of the remedies available to such Governmental Authority, reasonably be expected to have a Material Adverse Effect.

4.10                        Federal Regulations.  No Letters of Credit and no part of the proceeds of any Loans will be used in a manner that creates a violation of Regulation U of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

4.11                        ERISA.  Except where the liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor a failure to satisfy the minimum funding standards with respect to any Single Employer Plan (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Plan (other than a Multiemployer Plan) has complied in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen and remains outstanding, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan (determined based on the assumptions used by such Single Employer Plans pursuant to Section 430(h) of the Code) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan (as determined pursuant to Section 430(g) of the Code) allocable to such accrued benefits in an amount that could reasonably be expected to have a Material Adverse Effect; (e) none of the Loan Parties nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and, to the knowledge of the Loan Parties, none of the Loan Parties nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Loan Parties or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (f) no such Multiemployer Plan is in Reorganization or Insolvent.

4.12                        Investment Company Act.  No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.13                        Subsidiaries.  The Subsidiaries listed on Schedule 4.13 constitute all the Subsidiaries of the Borrower as of the Second Amendment Effective Date.

4.14                        Use of Proceeds.  The proceeds of the Tranche A Term Loans, Tranche B Term Loans and Revolving Credit Loans were used (a) to refinance and replace the loans under the Existing Credit Agreement, (b) to refinance, repurchase, redeem, discharge or defease the 2013 Notes and (c) to pay related premiums and accrued interest, fees and expenses.  In addition (i) the proceeds of Revolving Credit Loans, Swingline Loans, Incremental Term Loans, Incremental Revolving Loans and Letters of Credit shall be used to provide for working capital needs and general corporate purposes of the Borrower, its Subsidiaries and LIN TV, including, without limitation, share repurchases, funding any Permitted Acquisitions or Asset Swap Transactions and (ii) the proceeds of the New Tranche B Term Loans (as defined in the Second Amendment) shall be used as set forth in the Second Amendment.

4.15                        Environmental Matters.  Except for matters set forth on Schedule 4.15 and except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with, any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

4.16                        Accuracy of Information, etc. None of the reports, financial statements, certificates or other written information (but excluding all projections and pro forma financial information and other estimates covered by the next sentence) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (taken together with all information so furnished and as modified or supplemented by the other information so furnished) contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information and other estimates and opinions contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, financial information and other estimates and opinions may differ from the projected results set forth therein by a material amount.

4.17                        Security Documents.  (a)  When executed and delivered, the Guarantee and Collateral Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid and enforceable security interest in the collateral described therein and proceeds thereof, to the extent contemplated by the Guarantee and Collateral Agreement. All actions have been taken on or prior to the Closing Date which are necessary to cause the Guarantee and Collateral Agreement to constitute, to the extent contemplated by the Guarantee and Collateral Agreement, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person subject, except in the case of such Pledged Stock, to Liens permitted by subsection 7.3.

(b)                                 Each of the Mortgages, upon execution and delivery by the parties thereto, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the relevant offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to Liens permitted by subsection 7.3.  Part 1 of Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, based on the Borrower’s net book value, in excess of $500,000.

SECTION 5.   CONDITIONS PRECEDENT

5.1                               Conditions to Effectiveness.  This Agreement shall become effective upon the satisfaction of the following conditions precedent on the Closing Date:

(a)                                 Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the Lenders, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) the Parent Guarantee, executed and delivered by a duly authorized officer of LIN TV and (iv) the Stock Pledge Agreement, executed and delivered by a duly authorized officer of LIN TV.

(b)                                 Legal Opinion.  The Administrative Agent and the Lenders shall have received a legal opinion from Covington & Burling LLP, counsel for the Loan Parties, substantially in the form of Exhibit F.

(c)                                  Repayment of Existing Credit Agreement.  Except as otherwise provided in subsection 3.9, the administrative agent under the Existing Credit Agreement shall have received from the Borrower an amount sufficient to pay in full the principal amount of and accrued interest and fees on account of all commitments, loans and letters of credit under the Existing Credit Agreement and any other amounts due thereunder previously advised to the Borrower, and the outstanding commitments thereunder shall have been cancelled.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d)                                 [RESERVED].

(e)                                  Closing Certificates.  The Administrative Agent shall have received (i) a certificate of a Responsible Officer of LIN TV and each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the incumbency and signature of its respective officers executing each Loan Document to which it is a party, together with satisfactory evidence of the incumbency of such Responsible Officer and the certificate of incorporation or formation, as applicable, certified as of a recent date by the Secretary of State of the State of Delaware, (ii) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or the executive committee or other governing authority thereof) of LIN TV and each Loan Party authorizing the execution, delivery and performance of each Loan Document to be entered into on the Closing Date to which it is a party and (iii) a long form good standing certificate with respect to LIN TV and each Loan Party issued as of a recent date by the Secretary of State of the State of Delaware.

(f)                                   Fees.  The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under this Agreement or under any other Loan Document and for which invoices have been presented at least two Business Days before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g)                                  Consents.  All consents and approvals, if any, required to be obtained from any Governmental Authority or other Person in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained, in each case without the imposition of any burdensome conditions, except to the extent that the failure to obtain any such consent or approval could not reasonably be expected to have a Material Adverse Effect.

(h)                                 Security Documents.  All documents and instruments required under the Security Documents in connection with the perfection of the Administrative Agent’s security interest in the Collateral (including any Uniform Commercial Code Financing Statement and delivery of any required stock certificates and undated stock powers executed in blank but excluding the Mortgages) shall have been executed and delivered to the Administrative Agent and shall (to the extent applicable) be in proper form for filing.

(i)                                     Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by subsection 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(j)                                    [RESERVED].

(k)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date.

(l)                                     Patriot Act and “Know Your Customer” Information. The Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”).

(m)                             Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, are solvent.

(n)                                 Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of subsection 6.5 of this Agreement and subsection 5.2 of the Guarantee and Collateral Agreement.

(o)                                 Flood Determinations; Flood Insurance.  The Administrative Agent shall have received a completed Federal Emergency Management Agency Standard Flood Hazard Determination certified to the Administrative Agent in respect of each Mortgaged Property and, if such Mortgaged Property is located in an area identified as an area having special flood hazards, a policy of flood insurance in amounts reasonably acceptable to the Administrative Agent.

5.2                               Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, any such extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for any representation and warranty which is expressly made as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.

SECTION 6.   AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall (except in the case of delivery of financial information reports and notices) cause each of the Subsidiary Guarantors to:

6.1                               Financial Statements.  Furnish to the Administrative Agent which shall in turn be promptly distributed by the Administrative Agent to the Lenders:

(a)                                 as soon as available but in any event within 90 days after the end of each fiscal year of the Borrower a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, in each case setting forth in comparative form the figures for the previous year reported on without a “going concern” or like qualification or exception, or a qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

(b)                                 as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, as applicable the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, in each case setting forth in comparative form the figures for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein and, in the case of financial statements delivered pursuant to subsection 6.1(b), subject to normal year-end audit adjustments and the absence of footnotes).

6.2                               Certificates; Other Information.  Furnish to the Administrative Agent (which shall in turn be promptly distributed by the Administrative Agent to the Lenders) or, in the case of clause (e), to the relevant Lender:

(a)                                 concurrently with the delivery of any financial statements pursuant to subsection 6.1(a) and 6.1(b), (i) a certificate of a Responsible Officer certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) a Compliance Certificate setting forth reasonably detailed calculations demonstrating compliance with subsection 7.1 as of the last day of the relevant fiscal quarter or fiscal year;

(b)                                 as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its consolidated Subsidiaries for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(c)                                  within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)                                 promptly following their submission with the FCC or any other Federal, state or local Governmental Authority, copies of any and all periodic or special reports filed by the Borrower or any of its Subsidiaries, if such reports are publicly available and indicate any material adverse change in the business, operations or financial condition of the Borrower and its consolidated Subsidiaries taken as a whole or if copies thereof are requested by any Lender or the Administrative Agent (but only to the extent such reports are publicly available);

(e)                                  promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

(f)                                   promptly following receipt thereof, the Borrower will promptly furnish and will cause each Commonly Controlled Entity to promptly furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their Commonly Controlled Entities have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

Documents required to be delivered pursuant to subsection 6.1 or subsection 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address at http://www.linmedia.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3                               Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, provided that notwithstanding the foregoing, the Borrower and each of its Subsidiaries shall have the right to pay any such obligation and in good faith contest, by proper legal actions or proceedings, the validity or amount of such claims.

6.4                               Conduct of Business and Maintenance of Existence, etc.  (a)  Except as contemplated by subsection 7.4, (i) continue to engage in the broadcasting, media (including digital media) and entertainment businesses (and businesses reasonably related thereto), (ii) preserve, renew and keep in full force and effect its existence and (iii) take all reasonable action to preserve and maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, except (other than with respect to the Station Licenses), in the case of this clause (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and except if (A) in the reasonable business judgment of the Borrower or such Subsidiary Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such privileges, rights or franchises (other than the Station Licenses), and (B) such failure to preserve and maintain such privileges, rights or franchises (other than the Station Licenses) would not materially adversely affect the rights of the Lenders hereunder or the value of the collateral security for the Loans; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                               Maintenance of Property; Insurance.  (a)  Keep all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried, except to the extent that the failure to do any of the foregoing with respect to any such property could not reasonably be expected to have a Material Adverse Effect.

(b)                                 All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least (A) ten (10) days after receipt by the Administrative Agent of written notice thereof in the case of cancellation due to nonpayment of premium or (B) thirty (30) days after receipt by the Administrative Agent of written notice thereof in all other cases, and (ii) name the Administrative Agent as insured party or loss payee.

6.6                               Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and accounts in accordance with sound business practices and (b) upon reasonable prior notice and at any reasonable time, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and, if reasonably requested, make copies of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, provided that the Administrative Agent or such Lender shall notify the Borrower prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.

6.7                               Notices.  Promptly, and in any event within five Business Days, after a Senior Responsible Officer of the Borrower becomes aware of the occurrence thereof, give notice to the

Administrative Agent and each Lender of the occurrence of any Default or Event of Default if such Default or Event of Default, as applicable, is then continuing.  Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8                               Environmental Laws.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect, comply with all applicable Environmental Laws, and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                                 Conduct and complete (or cause to be conducted and completed) in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and in a timely fashion comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to do so could not be reasonably expected to have a Material Adverse Effect.

6.9                               Additional Collateral, etc.  (a)  With respect to any new Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which are owned by the Borrower or any of its Subsidiaries and required to be pledged pursuant to the Guarantee and Collateral Agreement, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers endorsed in blank executed and delivered by a Responsible Officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement to the extent required by this Agreement and the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary to the extent required, and as contemplated, by the Guarantee and Collateral Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, provided that notwithstanding the foregoing, (i) only 65% of the voting Capital Stock of any direct Foreign Subsidiary of the Borrower or any Domestic Subsidiary need be pledged under this clause (a), (ii) no voting Capital Stock of any Foreign Subsidiary other than a direct Foreign Subsidiary of the Borrower or any Domestic Subsidiary need be pledged under this clause (a), (iii) no Immaterial Subsidiary or any direct or indirect Foreign Subsidiary shall become a Guarantor or shall be required to pledge any of its assets hereunder or under any other Loan Document and (iv) no Subsidiary shall become a Guarantor or shall be required to pledge any of its assets hereunder or under any other Loan Document if such Subsidiary is prohibited from doing so by any Requirement of Law or by any contractual obligation or if such Subsidiary would require a consent, approval, license or authorization from a Governmental Authority to do so.

(b)                                 Promptly, but in any event not later than 45 Business Days after the Closing Date, or such longer period (not to exceed 90 Business Days after the Closing Date) as may be agreed by the Administrative Agent in its reasonable discretion, in respect of each Mortgaged Property, execute and deliver to the Administrative Agent a Mortgage reasonably satisfactory to the Administrative Agent in respect of each Mortgaged Property, except in connection with any Mortgaged Property as to which the Administrative Agent shall determine in its reasonable discretion, after consultation with the Borrower, that the costs and burden of obtaining a security interest are excessive in relation to the value of the security afforded thereby, and provide to the Administrative Agent in respect of each Mortgaged Property (i) a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, together with a current ALTA survey thereof and a surveyor’s certificate, or, to the extent that the mortgagee’s title insurance policy delivered in connection therewith meets the requirements set forth in this subsection 6.9(b), an existing ALTA survey thereof (if acceptable to the Administrative Agent in its reasonable discretion) or an “ExpressMap” thereof, in each case in form reasonably satisfactory to the Administrative Agent, provided that each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent with respect to each Mortgaged Property covered thereby (but not in excess of the fair market value thereof); (B) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein or otherwise permitted by subsection 7.3; (C) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (D) be in form reasonably satisfactory to the Administrative Agent; (E) contain such endorsements, coinsurance, reinsurance and affirmative coverage as the Administrative Agent may reasonably request to the extent available at commercially reasonable rates; and (F) be issued by First American Title Insurance Company or such other title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent), (ii) evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid or duly provided for and (iii) if requested by the Administrative Agent, legal opinions from local counsel and counsel in the jurisdictions where the owners of the Mortgaged Properties are organized relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  Upon the request of the Administrative Agent, to the extent permitted by applicable Requirements of Law at the time of such request, grant or cause its Subsidiaries to grant, to the Administrative Agent, a direct security interest in the Station Licenses within 30 days after receipt of such request, provided that to the extent FCC consent shall be required in connection with granting such security interest, such consent shall be requested within 30 days after receipt of such request and upon receipt of such FCC consent, such security interest shall be granted within 10 Business Days thereof.

(d)                                 Upon the occurrence and during the continuance of (i) any Event of Default with respect to paragraph (a) of Section 8, (ii) any payment default with respect to any Subordinated Indebtedness or Senior Unsecured Indebtedness, or (iii) any Event of Default with respect to subsection 7.1, promptly, but in any event not more than 30 Business Days (subject to necessary approvals by the FCC), following the request of the Administrative Agent, cause the assets relating to each Station held by the Borrower to be transferred to a related License Subsidiary or, at the election of the Administrative Agent or if there is no License Subsidiary related to such Station, another Subsidiary that has no other assets or liabilities.

6.10                        After-Acquired Stations.  Unless the Borrower and the Administrative Agent shall otherwise agree, cause the Station Licenses relating to each after-acquired Station to be held in one or more License Subsidiaries, provided that to the extent the Borrower shall not have received FCC approval with respect to the foregoing at the scheduled closing of the acquisition of such Station, the Borrower shall comply with the foregoing requirement as soon as practicable following such acquisition (but in any event within 60 days after such acquisition).

6.11                        Sale or Unwinding of LLC; Release of LIN TV.  Notwithstanding any provision in any Loan Document to the contrary, at such time as (a) (i) the LLC is, directly or indirectly, unwound, liquidated or dissolved or (ii) any transaction permitted by subsection 7.5(i) occurs, (b) LIN TV is released from the Joint Venture Loan Guarantee in connection therewith and (c) LIN TV is, directly or indirectly, liquidated or dissolved (or merged or consolidated into or with the Borrower, with the Borrower being the continuing or surviving corporation), then, so long as such actions and events taken as a whole shall not result in any material net tax liability to the Borrower or be materially adverse to the interests of the Lenders, as reasonably determined by the Administrative Agent, then the Borrower may request the Administrative Agent to, and upon receipt of such request, the Administrative Agent shall, acknowledge that (i) any collateral pledged by LIN TV shall be automatically released from the Liens created by the Stock Pledge Agreement, (ii) LIN TV shall be automatically released from its guarantee obligations under the Parent Guarantee and (iii) the Parent Guarantee and the Stock Pledge Agreement and all other obligations (other than those, if any, expressly stated to survive such termination) of LIN TV thereunder shall automatically terminate, all without any requirement for the delivery of any instrument or performance of any act by any Person.  Immediately upon the termination of the Parent Guarantee and the Stock Pledge Agreement pursuant to this subsection 6.11, subsection 7.12, subsection 8(j)(ii), subsection 8(l) and each of the references to LIN TV in the definitions of “Asset Sale”, “Recovery Event” and “Reinvestment Deferred Amount” shall automatically cease to be of any further effect and shall be deemed to have been deleted from this Agreement, all without any requirement for the delivery of any instrument or performance of any act by any Person.  Each of the Borrower and the Administrative Agent agrees that it shall enter into any amendment to this Agreement or take any other actions reasonably requested by the other as may be necessary or desirable to reflect or contemplate the actions and events described above, including any such amendment modifying the definition of Change of Control and related definitions.

SECTION 7.   NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit (except with respect to subsection 7.1) any of its Subsidiaries to, directly or indirectly:

7.1                               Financial Condition Covenants.

(a)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the last day of any Test Period to exceed 7.00: 1.00.

(b)                                 Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the last day of any Test Period to exceed 3.75: 1.00.

7.2                               Limitation on Indebtedness.  Create, incur, assume or suffer to exist (in each case, to “Incur”) any Indebtedness, except:

(a)                                 Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness owed to the Borrower or any Subsidiary;

(c)                                  purchase money Indebtedness, provided that the aggregate principal amount of Indebtedness incurred pursuant to this subsection 7.2(c) shall not exceed $50,000,000 at any one time outstanding;

(d)                                 Capital Lease Obligations, provided that the aggregate principal amount of Capital Lease Obligations incurred pursuant to this subsection 7.2(d) shall not exceed $50,000,000 at any one time outstanding;

(e)                                  Indebtedness (other than any Subordinated Indebtedness and Senior Unsecured Indebtedness) outstanding on the Second Amendment Effective Date and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

(f)                                   (i) Guarantee Obligations of the Borrower or any of its Subsidiaries in respect of any Indebtedness permitted under this subsection 7.2 (other than Indebtedness incurred under clause (g) of this subsection 7.2, which shall be governed by such clause (g)), (ii) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries, provided that the Incurrence of such Guarantee Obligations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iii) Guarantee Obligations permitted under subsection 7.8, and (iv) other Guarantee Obligations not to exceed $50,000,000 in aggregate principal amount at any time outstanding;

(g)                                  (i) Subordinated Indebtedness of the Borrower, (ii) Senior Unsecured Indebtedness of the Borrower and (iii) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness referred to in clause (i) or (ii) of this subsection 7.2(g), provided that, at the time of Incurrence of such Indebtedness and Guarantee Obligations, the Consolidated Leverage Ratio as of the last day of the Test Period ending immediately prior to such Incurrence (adjusted on a pro forma basis to give effect to such Incurrence) shall not be less than 0.25: 1.00 below the Consolidated Leverage Ratio required under subsection 7.1(a) as of the last day of the Test Period ending immediately prior to such Incurrence; provided further that (A) at the time of incurrence of such Indebtedness and Guarantee Obligations, no Default or Event of Default shall have occurred and be continuing and (B) a Subsidiary Guarantor shall not guarantee any Subordinated Indebtedness unless such guarantee of Subordinated Indebtedness is subordinated to the guarantee of such Subsidiary Guarantor of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Indebtedness to which such guarantee relates;

(h)                                 Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instruments presented by the Borrower or a Subsidiary in the ordinary course of business against insufficient funds;

(i)                                     Indebtedness in respect of any Interest Rate Protection Agreements;

(j)                                    Indebtedness (i) of the Borrower or any of its Subsidiaries to the seller representing all or part of the purchase price in a Permitted Acquisition or any Asset Swap Transaction or (ii) assumed in connection with Permitted Acquisitions or Asset Swap Transactions, or any Indebtedness of any Person existing at the time such Person is merged with or into or consolidated with, or becomes, a Loan Party or a Subsidiary of a Loan Party in connection with a Permitted Acquisition or Asset Swap Transaction, provided that such Indebtedness is not incurred in connection with or in contemplation of such other Person merging with or into, or becoming, a Loan Party or a Subsidiary of a Loan Party, and any refinancings, refundings, renewals or extensions of any Indebtedness referred to in this clause (j) (without any increase in the principal amount thereof or overall collateral therefor or any change in the status of any subordinated Indebtedness), in each case in an aggregate principal amount not to exceed $75,000,000 at any time outstanding.

(k)                                 [RESERVED];

(l)                                     Indebtedness secured by Liens permitted under subsections 7.3(a), (b), (c), (d), (m) and (o);

(m)                             so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Refinancing Indebtedness incurred to refinance, refund, extend or renew any Indebtedness originally permitted under clause (g) of this subsection 7.2 or this clause (m); and

(n)                                 additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding, provided that, at the time of incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.

7.3                               Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)                                 Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves are maintained on the books of the Borrower or one of its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, insurance contracts, surety and appeal bonds, performance bonds and other obligations of a like nature;

(e)                                  easements, rights-of-way, restrictions, covenants, minor exceptions to title and other similar encumbrances (i) previously or hereafter existing which, in the aggregate, are not material in amount and which, in the case of such encumbrances on any of the Mortgaged Properties, do not in the aggregate materially detract from the value of the Property subject thereto or, in the case of such encumbrances on property, materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) which are set forth in title insurance policies delivered to the Administrative Agent on or prior to the Closing Date or after the Closing Date pursuant to subsection 6.9(b);

(f)                                   Liens in existence on the Second Amendment Effective Date listed on Schedule 7.3(f) securing Indebtedness permitted by subsection 7.2(e) (including refinancings, refundings, renewals and extensions of such Indebtedness as permitted by subsection 7.2(e)) or other obligations constituting current trade payables or accrued expenses incurred in the ordinary course of business or obligations created through the use of purchase cards and credit cards, permitted by this Agreement and not constituting Indebtedness, provided that no such Lien is spread to cover any additional property (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) after the Closing Date and that the principal amount of Indebtedness or other obligations constituting current trade payables or accrued expenses incurred in the ordinary course of business or obligations created through the use of purchase cards and credit cards, permitted by this Agreement and not constituting Indebtedness secured thereby is not increased except pursuant to the instrument creating such Lien (without any modification thereof after the Closing Date);

(g)                                  (i) Liens securing Indebtedness of the Borrower or any of its Subsidiaries permitted pursuant to subsections 7.2(c) and 7.2(d) (provided that (A) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness), (ii) Liens securing Indebtedness existing on any property or asset at the time of acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date at the time such Person becomes a Subsidiary (provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Borrower or any of its Subsidiaries and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be) (including refinancings, refundings, renewals and extensions of such Indebtedness as permitted by subsection 7.2), and (iii) Liens securing Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with a Permitted Acquisition or an Asset Swap Transaction in accordance with the terms of subsection 7.2(j);

(h)                                 Liens created pursuant to the Security Documents;

(i)                                     any obligations or duties affecting any of the Property of the Borrower or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit;

(j)                                    Liens imposed by operation of law with respect to any judgments or orders not constituting an Event of Default;

(k)                                 Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or Liens on Property which is the subject of a Sale permitted by subsection 7.5 relating to such Sale (it being understood that such Liens may not be perfected prior to the completion of such Sale except in the ordinary course of business);

(l)                                     Liens in favor of a banking institution arising by operation of law or otherwise encumbering deposits (including the right of set-off) held by such banking institution and which are within the general parameters customary in the banking industry;

(m)                             Liens on Property of the Borrower or any of its Subsidiaries in favor of others securing licenses, subleases and leases permitted hereunder and granted to others and not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

(n)                                 Liens not otherwise permitted by this subsection 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $20,000,000 at any one time;

(o)                                 Liens granted by LIN Television of Texas, LP with respect to its interest in the LLC to GECC in connection with the Joint Venture Loan;

(p)                                 Liens in the form of the seller’s right or option to repurchase, or to cause the purchase or sale of, the Capital Stock of Unrestricted Subsidiaries that are not Wholly Owned Subsidiaries of the Borrower or any Subsidiary and that were acquired after the Closing Date; and

(q)                                 Liens permitted by clause (m) of subsection 7.2 securing Refinancing Indebtedness.

7.4                               Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)                                 any Subsidiary of the Borrower (other than, except as set forth below, any License Subsidiary or, at any time after any of the conditions set forth in subsection 6.9(d)(i), (ii) or (iii) shall have occurred, any Subsidiary holding the assets and liabilities of any Station) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (other than, except as set forth below, any License Subsidiary or, at any time after any of the conditions set forth in subsection 6.9(d)(i), (ii) or (iii) shall have occurred, any Subsidiary holding the assets and liabilities of any Station) (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or with or into any Subsidiary (provided that neither Subsidiary is a Subsidiary Guarantor); provided, however, that (i) a License Subsidiary and any Subsidiary holding the assets and liabilities of any Station may take any actions otherwise prohibited by this clause (a) to the extent such merger or consolidation occurs in contemplation of, and immediately preceding, a sale, transfer or other disposition (including an Asset Swap Transaction) of such License Subsidiary or other Subsidiary and (ii) any Subsidiary may take any actions otherwise prohibited by this clause (a) to the extent necessary to comply with the requirements of subsection 6.9(d) or subsection 6.10;

(b)                                 any Subsidiary of the Borrower (other than, except as set forth below, any License Subsidiary or, at any time after any of the conditions set forth in subsection 6.9(d)(i), (ii) or (iii) shall have occurred, any Subsidiary holding the assets and liabilities of any Station) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, if such Subsidiary is not a Subsidiary Guarantor, to any other Subsidiary or the Borrower; provided, however, that (i) a License Subsidiary and any Subsidiary holding the assets and liabilities of any Station may take any actions otherwise prohibited by this clause (b) to the extent any sale, transfer or other disposition occurs in contemplation of, and immediately preceding, a sale, transfer or other disposition (including an Asset Swap Transaction) of such License Subsidiary or other Subsidiary, and (ii) any Subsidiary may take any actions otherwise prohibited by this clause (b) to the extent necessary to comply with the requirements of subsection 6.9(d) or subsection 6.10;

(c)                                  the Borrower may be merged or consolidated, directly or indirectly, with or into LIN TV in connection with the activities contemplated by subsection 6.11, provided that the Borrower shall be the continuing or surviving corporation; and

(d)                                 any Subsidiary of the Borrower may enter into any merger, consolidation, amalgamation or sale transaction in connection with, or in order to consummate, a transaction permitted by subsection 7.5 or subsection 7.8.

7.5                               Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of (each a “Sale”) any of its property, business or assets (including, without limitation, receivables, leasehold interests and its interest in the LLC but excluding any sale and leaseback of assets), whether now owned or hereafter acquired, except:

(a)                                 Sales of obsolete or worn out property in the ordinary course of business or Property that is no longer useful in the conduct of the Borrower’s business in the ordinary course of business;

(b)                                 Sales resulting from any casualty or condemnation of Property or assets;

(c)                                  any Sale of any Property or assets, provided that (i) the aggregate Net Cash Proceeds of Sales made pursuant to this paragraph plus the fair market value (as reasonably determined by the Borrower) of all real and personal property the subject of sale and leaseback arrangements made pursuant to subsection 7.11(b) shall not exceed $350,000,000 in the aggregate after the Second Amendment Effective Date and (ii) at least 75% of the consideration received by the Borrower in respect of each such Sale is in the form of cash and Cash Equivalents (it being understood that any such Net Cash Proceeds received shall be applied toward the prepayment of the Term Loans to the extent required in accordance with subsection 2.9).

(d)                                 Sales of Investments made pursuant to subsection 7.8(a), (b), (h), (i) or (j);

(e)                                  Sales to the Borrower or a Subsidiary (in the case of a sale by a Subsidiary Guarantor, to the Borrower or to a Subsidiary Guarantor and in the case of the Borrower, to a Subsidiary Guarantor);

(f)                                   the Sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g)                                  licenses or sublicenses of intellectual property and general intangibles (other than any Station Licenses) and licenses, leases or subleases of other Property (other than any Station Licenses), in each case which do not materially interfere with the business of the Borrower and its Subsidiaries;

(h)                                 transactions permitted by subsection 7.4;

(i)                                     any Sale of interests in the LLC or assets of the LLC;

(j)                                    Asset Swap Transactions; and

(k)                                 transactions described in subsection 7.11.

7.6                               Limitation on Dividends.  Declare or pay any dividend (other than dividends payable solely in Capital Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”), except that the Borrower may make the following Restricted Payments, so long as no Event of Default has occurred and is continuing or would be continuing after giving effect to such Restricted Payment, provided that the Borrower shall be permitted to make the Restricted Payments in clauses (a), (c) and (d) below notwithstanding any such Event of Default:

(a)                                 any payments the proceeds of which shall be used by LIN TV to pay administrative, legal and accounting costs and expenses (including tax expenses) of LIN TV that are reasonable and customary and incurred in the ordinary course of business, including franchise fees and similar costs; provided, however, any such administrative expenses shall not exceed an aggregate amount of $3,000,000 per fiscal year;

(b)                                 any payments the proceeds of which will be used to repurchase the Capital Stock or other securities of LIN TV from outside directors, employees or members of the management of LIN TV, the Borrower or any other Subsidiary of LIN TV, at a price not in excess of fair market value, in an aggregate net amount at the time of the making thereof not in excess of the Available Amount;

(c)                                  any payments the proceeds of which will be used to pay taxes of LIN TV, the Borrower and its Subsidiaries as part of a consolidated, combined or unitary tax filing group;

(d)                                 any payments the proceeds of which are used to fulfill the obligations of LIN TV, the Borrower or any other Subsidiary of LIN TV under an employee stock purchase plan or similar plan covering employees of LIN TV, the Borrower or any other Subsidiary of LIN TV as from time to time in effect, in an aggregate net amount at the time of the making thereof not to exceed the Available Amount;

(e)                                  any payments the proceeds of which will be used to (i) purchase or acquire the Capital Stock of the Borrower or LIN TV (or any warrants or options to purchase any such Capital Stock) or (ii) make one or more payments to General Electric Company, GECC and/or NBCUniversal Media, LLC (and/or any of their respective affiliates) in connection with a transaction permitted by subsection 7.5(i); provided, that, at the time of the making of any such payment under clause (i) or (ii), the aggregate amount of such payments made under clauses (i) and (ii) after the Second Amendment Effective Date shall not exceed the sum of (x) $150,000,000 plus (y) the Available Amount at the time of such payment; and

(f)                                   any payments the proceeds of which will be used to pay a dividend on the Capital Stock of the Borrower or LIN TV (and any declaration thereof) in an aggregate amount at the time of the declaration of the payment of such dividend not to exceed the Available Amount.

7.7                               [RESERVED].

7.8                               Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any other Person (“Investments”), except:

(a)                                 extensions of trade credit in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  guarantees permitted by subsection 7.2;

(d)                                 (i) Investments in the Borrower or any of its Subsidiaries, and (ii) Investments in LIN TV, so long as a Restricted Payment for the same purpose would then be permitted to be made under subsection 7.6 (it being understood that any such Investment made in reliance on this clause (ii) shall reduce to an equivalent extent the Restricted Payments permitted by subsection 7.6);

(e)                                  loans and advances by the Borrower or its Subsidiaries to their respective directors, officers and employees in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding;

(f)                                   Investments in existence on the Second Amendment Effective Date and listed on Schedule 7.8(f), and extensions, renewals, modifications or restatements or replacements thereof, provided that no such extension, renewal, modification or restatement shall (i) increase the amount of the original Investment or (ii) adversely affect the interests of the Lenders with respect to such original Investment or the interests of the Lenders under this Agreement or any other Loan Document in any material respect;

(g)                                  Investments permitted by subsections 7.2(b), (d), (f) and (l), subsections 7.4 and 7.6 and Investments constituting Capital Expenditures;

(h)                                 Capital Stock, promissory notes and other similar non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Sale permitted by subsection 7.5 and Capital Stock, promissory notes and other similar non-cash consideration received in connection with Permitted Acquisitions or Asset Swap Transactions;

(i)                                     Investments in Interest Rate Protection Agreements relating to the businesses and finances of the Borrower or any of its Subsidiaries and not for purposes of speculation;

(j)                                    Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(k)                                 in addition to Investments otherwise expressly permitted by this subsection, Investments made after the Second Amendment Effective Date by the Borrower and its Subsidiaries in an aggregate amount (in each case, valued at cost, without regard to any write down or write up thereof) at any one time outstanding not to exceed $10,000,000;

(l)                                     Investments after the Closing Date by the Borrower and its Subsidiaries constituting Permitted Acquisitions or Asset Swap Transactions;

(m)                             Investments of Net Cash Proceeds not required to be applied to the prepayment of Term Loans pursuant to subsection 2.9;

(n)                                 Investments in the LLC solely for the purpose of curing any event of default or potential event of default under the Joint Venture Loan, in a net amount not to exceed the Available Amount;

(o)                                 Investments not otherwise permitted by this subsection 7.8 in a net amount not to exceed $10,000,000; and

(p)                                 Investments acquired in exchange for the issuance of Capital Stock of LIN TV and which, to the extent initially acquired by LIN TV, are contributed to the Borrower as equity.

7.9                               Limitation on Optional Payments.  Make any optional payment or prepayment on or optional redemption of or any payments in optional redemption, defeasance or repurchase of (A) Subordinated Indebtedness, (B) the 2018 Notes, the 2021 Notes or any other Senior Unsecured Indebtedness incurred pursuant to subsection 7.2(g)(ii), or (C) Indebtedness incurred pursuant to subsection 7.2(j), except in each case (i) for the avoidance of doubt, mandatory payments of principal or interest, fees and expenses required by the terms of the agreement governing or instrument evidencing such Indebtedness, but only to the extent permitted under the subordination provisions, if any, applicable thereto, (ii) other payments in an aggregate amount not to exceed the Available Amount, (iii) any Refinancing Indebtedness in respect thereof and (iv) refinancing, refunding, renewal or extension of Indebtedness incurred pursuant to subsection 7.2(j) that is permitted under such subsection.

7.10                        Limitation on Transactions with Affiliates.  (a)  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise expressly permitted under this Agreement, or (ii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(b)                                 In addition, notwithstanding the foregoing, the Borrower and its Subsidiaries shall be entitled to make the following payments and/or to enter into the following transactions:

(i)                                     transactions between or among the Borrower and its Subsidiaries;

(ii)                                  the payment of reasonable and customary fees and reimbursement of expenses payable to directors of LIN TV and the Borrower; and

(iii)                               employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and the payment of reasonable fees in connection therewith.

7.11                        Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal, immovable or movable, property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except: (a) any sale and leaseback resulting from the incurrence of any lease in respect of any capital asset entered into within 180 days of the acquisition of such capital asset for the purpose of providing permanent financing of such capital asset; and (b) any sale of office and/or studio buildings or towers and the real property on which such towers are located in connection with which the buyer of such property leases back tower capacity or office and/or studio capacity to the seller so long as, in the case of this clause (b), (i) no Event of Default has occurred or is continuing or would be continuing after giving effect thereto, (ii) the fair market value of all such real and personal property the subject of such arrangements (as reasonably determined by the Borrower) does not exceed $75,000,000 in the aggregate after the Second Amendment Effective Date and (iii) the fair market value of all such real and personal property the subject of such arrangements (as reasonably determined by the Borrower)  plus the aggregate Net Cash Proceeds of Sales theretofore made pursuant to subsection 7.5(c) does not exceed $350,000,000 in the aggregate after the Second Amendment Effective Date (it being understood that any such Net Cash Proceeds received shall be applied toward the prepayment of the Term Loans to the extent required in accordance with subsection 2.9).

7.12                        Limitations on Change in Holding Company Status.  Permit LIN TV to engage in any activities, make any Capital Expenditures, or incur any Indebtedness or Guarantee Obligations other than (a) activities customarily carried out or required of a publicly-owned company (including in connection with share repurchases, any issuance of Capital Stock and the appointment and employment of officers and employees), (b) performance of its obligations pursuant to each of (i) the Joint Venture Loan Guarantee, (ii) the Stock Pledge Agreement and (iii) the Parent Guarantee, (c) other activities incidental to its ownership of the Capital Stock and obligations of the Borrower and its Subsidiaries permitted hereunder and the management thereof (including in connection with guarantees of obligations of the Borrower and its Subsidiaries and reinvestments contemplated by Reinvestment Notices delivered pursuant to subsection 2.9), (d) activities necessary to convert LIN TV into a limited liability company, including by means of a merger or consolidation with or into a newly formed limited liability company and (e) activities contemplated by subsection 6.11, subsection 7.6 or subsection 7.8(o) or (p) and the ownership and management of cash and Cash Equivalents and like assets and other assets incidental to the conduct of its activities as a publicly owned company.

SECTION 8.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                 The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, and such failure continues for a period of (i) in the case of fees and interest payable under subsections 2.6, 2.12 and 3.3(a), five Business Days after such fees or interest become due, and (ii) in the case of any other fees, interest or other amounts, five Business Days after the day on which written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate delivered pursuant to subsection 6.2(a) or contained in any amendment or waiver of any Loan Document or in any Incremental Term Loan Activation Notice or Incremental Revolving Loan Activation Notice shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)                                  The Borrower shall default in the observance or performance of any agreement contained in subsection 6.4(a)(ii) (as to the continued existence of the Borrower only) or subsection 6.7, subsection 6.9(b) or subsection 6.9(d) or Section 7 (other than subsection 7.12) of this Agreement; or

(d)                                 The Borrower, any of its Subsidiaries or LIN TV shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection), and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

(e)                                  The Borrower, any Subsidiary Guarantor or LIN TV shall (i) default in making any payment of any principal of or interest on any Indebtedness (other than pursuant to the Loan Documents) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause such Indebtedness to become due prior to its stated maturity, provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions (without duplication as to the same item of Indebtedness) of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f)                                   (i) The Borrower, any Subsidiary Guarantor or LIN TV shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or the Borrower, any Subsidiary Guarantor or LIN TV shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Subsidiary Guarantor or LIN TV any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or any Subsidiary Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof, or (iv) the Borrower, any Subsidiary Guarantor or LIN TV shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Subsidiary Guarantor shall not, or shall be unable to, or shall admit in writing its inability to, generally pay its debts (other than intercompany debt) as they become due; or

(g)                                  (i) The Borrower shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or receive a notice concerning the imposition of liability by a Multiemployer Plan or a notice concerning the determination that a Multiemployer Plan is or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, (vi) a determination that any Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (vii) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, and (viii) the failure by the Borrower or any Commonly Controlled Entity to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; and in each case in clauses (i)

through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Borrower, any Subsidiary Guarantor or LIN TV involving in the aggregate a liability (not paid or fully covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent at the direction of the Required Lenders or all Lenders (to the extent required by subsection 10.1) or as otherwise permitted under this Agreement or the other Loan Documents) or shall be declared null and void (and, if such invalidity is such so as to be amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders thereunder, the relevant Loan Party shall have failed to cure such invalidity within 30 days after notice from the Administrative Agent), or the validity or enforceability thereof shall be contested by any Loan Party, or any of the Liens intended to be created by any Security Document (including, without limitation, any Mortgage filed) shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby (and, if such invalidity is such so as to be amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders as secured parties thereunder, the relevant Loan Party shall have failed to cure such invalidity within 30 days after notice from the Administrative Agent); or

(j)                                    (i) A Change of Control shall occur or (ii) LIN TV shall fail to own directly or indirectly, beneficially and of record, 100% of the Capital Stock of the Borrower free and clear of all Liens other than Liens in favor of the Lenders pursuant to the Loan Documents; or

(k)                                 The principal broadcasting licenses of any Station, or any other material authorizations, licenses or permits issued by the FCC, shall be revoked or canceled or expire by its terms and not be renewed, or shall be modified, in each case in a manner which would have a Material Adverse Effect; or

(l)                                     Any event of default shall have occurred and be continuing under the Joint Venture Loan and the lender thereunder shall have instituted proceedings against LIN TV with respect to the Joint Venture Loan Guarantee, the outcome of which could reasonably be expected to have a Material Adverse Effect;

then (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or any of the following actions may be taken: (i) with the consent of the Majority Facility Lenders for the Revolving Credit Facility or any Incremental Revolving Loan Facility, as applicable, the Administrative Agent may, or upon the request of the Majority Facility Lenders for the Revolving Credit Facility or such Incremental Revolving Loan Facility, as applicable, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments or the Incremental Revolving Loan Amount under such Incremental Revolving Loan Facility, as the case may be, to be terminated forthwith, whereupon the Revolving Credit Commitments or such Incremental Revolving Loan Amount shall immediately terminate and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as otherwise expressly provided above in this Section 8, the Borrower waives presentment, demand, protest or other notice of any kind.

SECTION 9.   THE ADMINISTRATIVE AGENT

9.1                               Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto to the extent permitted by applicable law. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                               Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3                               Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4                               Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                               Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders), provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                               Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                               Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their pro rata share of the aggregate Revolving Credit Exposure, Term Loans outstanding and unused Commitments in effect on the date on which indemnification is sought under this subsection 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such share immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                               Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9                               Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld or delayed and which approval shall not be required if an Event of Default under subsection 8(a) or (f) has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10                        Co-Documentation Agents, Co-Syndication Agents and Co-Lead Arrangers.  None of the Co-Documentation Agents, the Co-Syndication Agents or the Co-Lead Arrangers shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10.   MISCELLANEOUS

10.1                        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1. The Required Lenders and each Loan Party to the relevant Loan Documents may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Tranche A Term Loan, Tranche B Term Loan or Incremental Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment or commitment to any Incremental Revolving Loan Facility without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this paragraph or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the collateral (it being understood that a release of the Stock Pledge Agreement shall not constitute a release of all or substantially all of the collateral) or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement other than pursuant to a transaction permitted by this Agreement, in each case without the written consent of all Lenders (other than Defaulting Lenders); (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility or any Incremental Revolving Loan Facility set forth in subsection 5.2 without the written consent of the Majority Facility Lenders for the Revolving Credit Facility or such Incremental Revolving Loan Facility, as applicable; (iv) except as otherwise contemplated by subsections 2.23 and 2.24 change the allocation of payments among the Term Loan Facilities and the Incremental Term Loan Facilities, as applicable, specified in subsection 2.15(b) or the allocation of payments between the Facilities pursuant to subsection 2.9(g), in each case without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) amend the definition of the term “Majority Facility Lenders” or modify in any other manner the number, percentages or class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the consent of each Lender directly affected thereby; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (viii) amend, modify or waive any provision of subsection 2.4(c) without the written consent of the Swingline Lender. In furtherance of clause (iii) of this paragraph, no amendment to or waiver of any representation or warranty or any covenant contained in this Agreement or any other Loan Document, or of any Default or Event of Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in subsection 5.2 to the making of any extension of credit after the Closing Date have been satisfied unless the Majority Facility Lenders for the Revolving Credit Facility or any Incremental Revolving Loan Facility, as the case may be, shall have consented to such amendment or waiver. Any waiver and any amendment, supplement or modification in accordance with this subsection 10.1 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with, as applicable, the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended (x) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche A Term Loans, Tranche B Term Loans or the Term Loans under any Incremental Term Facility (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially similar to, or less favorable, in the aggregate, to the Lenders providing, such Replacement Term Loans than those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Loans in effect immediately prior to such refinancing and (y) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of the Revolving Credit Facility or any Incremental Revolving Loan Facility (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility, (b) the termination date of such Replacement Revolving Facility shall be no earlier than the termination date of the Replaced Revolving Facility and (c) the Replacement Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower, the Administrative Agent and the Persons willing to provide such Replacement Revolving Facility, provided that to the extent such terms and documentation are not substantially consistent with such Replaced Term Loans or such Replaced Revolving Facility, as the case may be (other than with respect to pricing and amortization or termination) they shall be reasonably satisfactory to the Administrative Agent.  It is understood and agreed that any Replacement Revolving Facility and any Replacement Term Loans, as the case may be, shall be entitled to be secured equally and ratably with any remaining (non-replaced) credit facilities hereunder.

Notwithstanding the foregoing, this Agreement may be amended as set forth in subsections 2.23 and 2.24 in order to implement transactions permitted thereby.

10.2                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy and, in the case of the Administrative Agent, by email in a pdf attachment), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or, in the case of telecopy or email notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on the signature pages hereto, in an administrative questionnaire provided to the Administrative Agent or in any

Assignment and Assumption in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	c/o LIN Television Corporation One West Exchange Street, Suite 5A Providence, RI 02903 Attention: Richard Schmaeling Telecopy: 401-454-0089

The Administrative Agent:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, 10th Floor Houston, Texas 77002 Attention: Talitha Bernard, Account Manager Telecopy: 713-750-2878 Email: talitha.bernard@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179 Attention: Tina Ruyter Telecopy: 212-270-4676 Email: tina.ruyter@jpmorgan.com

10.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5                        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of a single counsel to the Administrative Agent and, if applicable, local counsel, (b) to pay or reimburse each Lender, the Administrative Agent and each Co-Lead Arranger for all its reasonable costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and, at any time after and during the continuance of an Event of Default, of one counsel of all the Lenders, (c) to pay, indemnify, and hold harmless each Lender, the Administrative Agent and each Co-Lead Arranger from and against any and all recording and filing fees and any and all liabilities with respect to, or (without duplication of amounts otherwise indemnified pursuant to subsection 2.17(a)) resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify and hold harmless each Lender, the Administrative Agent and each Co-Lead Arranger and their respective officers, directors, trustees, professional advisors, employees, affiliates, agents and controlling persons (each, an “indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the facilities or properties owned, leased or operated by the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee or, in the case of indemnified liabilities arising under this Agreement, any Notes and the other documents, from material breach by the indemnitee of this Agreement, any Notes or the other Loan Documents, as the case may be, or (ii) arise from any settlement of any claim, litigation, investigation, action or proceeding without the Borrower’s written consent (which consent shall not be unreasonably withheld). The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.

(b)                                 (i)                                     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to any natural persons, the Borrower or any of its Affiliates or Subsidiaries) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 8(a) or (f) has occurred and is continuing, any other Person; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment or an Incremental Revolving Loan Amount to an assignee that is a Lender with a Revolving Credit Commitment or an Incremental Revolving Loan Amount, as the case may be, immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C)                               the Issuing Lenders, provided that no consent of the Issuing Lenders shall be required for an assignment of all or a portion of a Term Loan or an Incremental Revolving Loan Amount, other than an Incremental Revolving Loan Amount that has been incorporated into the Revolving Credit Facility pursuant to the fourth to last sentence of subsection 2.4(d).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Loan Facilities, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               assignments need not be ratable as among the Facilities;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 10.6, the terms “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, and subject to paragraph (b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 2.16, 2.17, 2.18 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall (absent manifest error) treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              Any Assignee that is a Non-U.S. Lender shall not be entitled to the benefits of subsection 2.17 unless such Assignee complies with subsection 2.17(b).  In no event shall an Assignee be entitled to receive any greater payment under subsection 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive as of the date of the assignment with respect to the Loan, Commitment or L/C Obligation (or portion of any thereof) sold to such Assignee (other than as a result of an adoption of or change in any Requirement of Law occurring after the date of the assignment).

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of the first paragraph of subsection 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall (absent manifest error) treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)                                  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of subsection 2.17 unless such Participant complies with subsection 2.17(b) as if it were a Lender.  In no event shall a Participant be entitled to receive any greater payment under subsection 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  Any Approved Fund may, without the consent of the Borrower or Administrative Agent, pledge all or any portion of its rights under this Agreement, including the Loans or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this subsection 10.6(b) concerning assignments.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender and in order to facilitate transactions of the type described in paragraph (d) above, agrees to execute and deliver to such Lender a promissory note evidencing the Loans (including any Incremental Revolving Loans or Incremental Term Loans) of such Lender under any Facility, substantially in the form of Exhibit I-1, I-2 or I-3 (each, a “Note”).

(f)                                   The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information concerning the Loan Parties and their respective affiliates which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of any Loan Party in connection with such Lender’s credit evaluation of the Loan Parties and their respective affiliates, under the condition that such Transferee or prospective Transferee shall previously have agreed to be bound by the provisions of subsection 10.15.

10.7                        Adjustments; Set-off.

(a)                                 Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans and/or of the Reimbursement Obligations owing to each such other

Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by electronic communication or telecopy transmission shall be effective as delivery of a manually executed counterpart hereof.  The effectiveness of this Agreement and any such signatures shall, subject to applicable law, have the same force and effect as the manually executed originals and shall be binding on all Loan Parties and Credit Parties.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                 Integration.  This Agreement and the other Loan Documents, together with any Incremental Revolving Loan Activation Notice or any Incremental Term Loan Activation Notice, represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                 Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the

State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof and, to the extent necessary to enforce the Administrative Agent’s or the Lenders’ rights under the Security Documents, courts where Collateral may be located or deemed to be located;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as applicable, at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.12 any special, exemplary, punitive or consequential damages; provided the waiver set forth in this clause (e) shall not affect or limit the Borrower’s obligations under subsection 10.5.

10.13                 Acknowledgments.  Each party hereto hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to either the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14                 WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15                 Confidentiality.  The Administrative Agent and each Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this subsection 10.15), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source or such information is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the National Association of Securities Dealers and the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to Transferees or prospective Transferees who agree to be bound by the provisions of this subsection 10.15, (f) to the extent required in connection with any litigation between any Loan Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent. The agreements in this subsection 10.15 shall survive repayment of the Loans and all other amounts payable hereunder for a period of 24 months thereafter.

10.16                 FCC Compliance.  Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith, no party hereto shall take any actions hereunder that would constitute or result in a transfer or assignment of any Station License, permit or authorization or a change of control over such Station License, permit or authorization requiring the prior approval of the FCC without first obtaining such prior approval of the FCC.

10.17                 USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower, in accordance with the USA Patriot Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[SIGNATURE PAGES ON FILE WITH ADMINISTRATIVE AGENT]

[LIN Credit Agreement – Signature Page]